UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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March 30, 2011

Dear Fellow Stockholders:

We are pleased to invite you to our 2011 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on May 11, 2011, in the auditorium of our offices in 1 Bank of America Center, Charlotte, North Carolina.

At our annual meeting, we will discuss and vote on the matters described in the accompanying notice of our annual meeting and proxy statement followed by a report on our businesses. Please read through the proxy statement and 2010 Annual Report carefully.

We hope that you will attend in person, but, if you are unable to attend, you will be able to listen to our annual meeting live and view our slide presentation over the Internet at http://investor.bankofamerica.com. Whether or not you plan to attend, we encourage you to promptly submit a proxy to vote your shares by the Internet, telephone, or mail to ensure that your shares are represented at our annual meeting.

Sincerely,

Brian T. Moynihan

Chief Executive Officer

Notice of 2011 Annual Meeting of Stockholders

Date:	May 11, 2011
Time:	10:00 a.m., local time
Place:	1 Bank of America Center Auditorium 150 North College Street, Charlotte, North Carolina 28202

Matters to be voted on:

•	Election of the 13 directors named in the proxy statement for the ensuing year;

•	An advisory vote on executive compensation;

•	An advisory vote on the frequency of future advisory votes on executive compensation;

•	A proposal to ratify the selection of the registered independent public accounting firm for 2011;

•	Stockholder proposals set forth at pages 52 through 64 in the accompanying proxy statement, if they are properly presented at our annual meeting; and

•	Any other business that may properly come before our annual meeting.

Stockholders of record at the close of business on March 16, 2011 will be entitled to vote at our annual meeting and any adjournments or postponements thereof.

Your vote is very important. Please submit your proxy as soon as possible via either the Internet, telephone or mail. Complete instructions for voting are outlined in “Voting Instructions and Other Information” on page 64 in the accompanying proxy statement.

If you attend our annual meeting, you will need to bring photo identification and proof of stock ownership. Our admission and ownership verification procedures are described in “Attending our Annual Meeting” on page 66 in the accompanying proxy statement.

By order of the Board of Directors

Lauren A. Mogensen

Corporate Secretary

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011

Annual Meeting to be held on May 11, 2011. Our Proxy Statement and 2010 Annual Report to Stockholders are available free of charge at http://investor.bankofamerica.com.

Proxy Statement

We are providing this proxy statement for the purpose of soliciting your proxy. The Board of Directors of Bank of America Corporation (Bank of America or our company) requests that you submit your proxy via either the Internet, telephone or mail to allow the representation and voting of your shares at our annual meeting. This proxy statement is being mailed and made available starting on or about March 30, 2011.

Proposal 1: Election of Directors

Identifying and Evaluating Nominees for Director

Our Board is pleased to present 13 nominees for election to the Board at our annual meeting, all of whom currently serve as directors on our Board. Each director elected will serve until our next annual meeting at which a successor is elected. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our annual meeting for another candidate proposed by the Board, or the Board may choose to reduce its size.

Our Board is responsible for identifying and evaluating candidates for Board membership. Our Board believes our directors should possess backgrounds, qualifications, attributes and skills that, when taken together, provide our company with a broad range of experience in large, complex organizations; regulated industries; consumer, commercial and corporate businesses; financial and regulatory oversight; strategic planning; and risk management. See “The Nominees” on page 2 for the qualifications that our Board considers important for our nominees.

Our director nomination standards are set forth in our Corporate Governance Guidelines and include the following:

•

candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our company;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all stockholders.

Our Corporate Governance Committee is responsible for recommending to our Board candidates for nomination. When considering potential director nominees, the Committee reviews available information regarding each potential candidate including qualifications, experience, skills and integrity as well as race, gender and ethnicity. The Committee and our Board also consider past performance before nominating any director for re-election. Although we do not have a formal policy regarding diversity, our Board views its diversity as a priority and seeks diverse representation among its members. Of our 14 current directors, one is a citizen of India, one is African-American and two are women, one of whom is Hispanic.

Our Corporate Governance Committee will, in consultation with our Chairman of the Board, consider candidates proposed or suggested by Board members, management, third party search firms and our stockholders. The Committee follows the same process and uses the same criteria for evaluating candidates regardless of their source.

Any stockholder who wishes to recommend a candidate for consideration by the Corporate Governance Committee for nomination at our annual meeting must submit a written proposal recommending the candidate to the office of the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255 prior to October 15th of the preceding year. The information required to be included in the proposal is set forth in our Corporate Governance Guidelines found at http://investor.bankofamerica.com.

The Nominees

To assist you in assessing our Board’s nominees, we have set forth below each nominee’s name, age as of our annual meeting date, principal occupation, business experience and public company directorships held during the past five years.

Our Board selected these nominees based on their experience, qualifications, attributes and skills and the belief that each can make unique and substantial contributions to our company. All of our nominees, the majority of whom have served as chief executive officers, are seasoned leaders who bring to our Board a vast array of public company, financial services, private company, public sector, non-profit and other business experience. Our nominees have held, or currently hold, leadership positions in complex financial services organizations; management roles in the areas of risk, operations, finance, technology and human resources; and positions within regulatory organizations with primary oversight of our industry. In addition, our nominees represent diverse viewpoints and a blend of historical and new perspectives as a result of their varied tenures as directors of our company. Our Board believes this mix among the nominees enhances our Board’s effectiveness in light of our company’s businesses and organizational complexities, our industry’s operating environment and our company’s long-term strategy.

Our Board recommends a vote “FOR” all of the nominees listed below for election as directors (Proposal 1 on the proxy card).

Mukesh D. Ambani; 53; Chairman and Managing Director, Reliance Industries Limited

-   Independent Director since March 2011.

-   Chairman and Managing Director of Reliance Industries Limited, India’s largest private conglomerate engaging in the exploration and production of oil and gas; petroleum refining and marketing; and petrochemical and retail businesses, since 2002, where he has served in a variety of key leadership positions since 1981.

-   Member of the United Nations’ Advocacy Group supporting the implementation of the Millennium Development Goals since 2010.

-   Other Current Directorships: Reliance Industries Limited (India).

Mr. Ambani’s role as Chairman and Managing Director of Reliance Industries Limited provides him with broad experience in the management and oversight of large, complex international businesses, and expertise in risk management and strategic planning. Mr. Ambani has significant experience relevant to our company through building Reliance’s leadership positions in refining, petrochemical exploration and production as well as organized retail. Mr. Ambani’s membership on the UN Advocacy Group supporting the implementation of the Millennium Development Goals provides him further experience with large international organizations.

Susan S. Bies; 64; Former Member, Board of Governors of the Federal Reserve System

-   Independent Director since June 2009.

-   Senior Advisory Board Member to Oliver Wyman Group, a management consulting subsidiary of Marsh & McLennan Companies, Inc., since February 2009.

-   Member of the Securities and Exchange Commission’s (SEC) Advisory Committee on Improving Financial Reporting and Chairman of that committee’s Substantive Complexity Subcommittee from 2007 to 2008.

-   Governor of the Federal Reserve System, the central bank of the U.S., from 2001 to 2007.

-   Chief Financial Officer; Chairman of the Asset-Liability Management Committee and Executive Risk Management Committee; and Executive Vice President of Risk Management of First Tennessee National Corporation, a regional bank holding company, where she was employed from 1979 to 2001.

-   Other Current Directorships: Zurich Financial Services Ltd. (Switzerland).

Both Ms. Bies’ role as a Federal Reserve System Governor and her tenure with First Tennessee National Corporation provide her with broad expertise in consumer banking, financial regulation and risk management. In particular, Ms. Bies focused on enterprise financial and risk management during her career with First Tennessee National Corporation and further expanded her regulatory expertise by serving on the SEC’s Advisory Committee on Improving Financial Reporting. Her experience with a primary regulator of our company, as well as her other regulatory and public policy experience, give her a unique and valuable perspective relevant to our company’s business, financial performance and risk oversight.

Frank P. Bramble, Sr.; 62; Former Executive Officer, MBNA Corporation

-   Independent Director since January 2006.

-   Advisor to the Executive Committee from April 2005 to December 2005 and Vice Chairman from July 2002 to April 2005 of MBNA Corporation, a financial services company acquired by Bank of America in January 2006.

-   Director from April 1994 to May 2002 and Chairman from December 1999 to May 2002 of Allfirst Financial, Inc. and Allfirst Bank, wholly owned U.S. subsidiaries of Allied Irish Banks, p.l.c.

-   Lecturer at Towson University since his retirement in 2006.

-   Prior Directorships: Constellation Energy Group, Inc.

Mr. Bramble brings broad ranging financial services expertise as well as historical insight to our Board, having held leadership positions at two financial service companies acquired by our company (MBNA Corporation, acquired in 2006, and MNC Financial, acquired in 1993). As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, he has dealt with a wide range of issues of importance to our company, including credit cycles, sales and marketing of consumers, audit and financial reporting and risk management.

Virgis W. Colbert; 71; Senior Advisor, MillerCoors Company

-   Independent Director since January 2009.

-   Senior Advisor to MillerCoors Company, a beverage manufacturing company, since his retirement from that company in 2006.

-   Executive Vice President of Worldwide Operations from 1997 to 2005 for Miller Brewing Company, a predecessor of MillerCoors Company, where he served in a variety of key leadership positions, including Senior Vice President of Worldwide Operations, Senior Vice President of Operations, Vice President of Plant Operations and Vice President of Materials Manufacturing, since 1979.

-   Chairman Emeritus of the Thurgood Marshall College Fund and former Chairman of the Board of Trustees of Fisk University.

-   Other Current Directorships: Lorillard, Inc.; The Manitowoc Company, Inc.; Sara Lee Corporation; Stanley Black & Decker, Inc.

-   Prior Directorships: Delphi Corporation; Merrill Lynch & Co., Inc.

Mr. Colbert has many years of experience in the management and oversight of international businesses through his professional service with MillerCoors Company. He brings significant expertise in domestic and international operations, logistics management, change management and strategic planning. Through his service on other public company boards, he has dealt with a broad array of issues, including risk management and corporate governance issues.

Charles K. Gifford; 68; Former Chairman, Bank of America Corporation

-   Director since April 2004.

-   Chairman of Bank of America from April 2004 until his retirement in January 2005.

-   Chairman and Chief Executive Officer from 2002 to 2004 of FleetBoston Financial Corporation, a financial services company acquired by our company in April 2004.

-   President and Chief Executive Officer from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001 of FleetBoston Financial Corporation.

-   Other Current Directorships: CBS Corporation; NSTAR.

Mr. Gifford’s banking career with our company and one of our predecessor companies, FleetBoston Financial Corporation, brings in-depth knowledge of the financial services industry and significant financial expertise relevant to all activities of our company. Under his stewardship, Mr. Gifford transformed the strategic direction of a regional bank during a recessionary period to create one of the largest financial services companies in New England. His historical perspective and managerial and leadership experience through past economic cycles provide valuable insight on the issues facing our company’s businesses.

Charles O. Holliday, Jr.; 63; Chairman, Bank of America Corporation

-   Independent Director since September 2009; and Chairman of the Board since April 2010.

-   Chairman from January 1999 to December 2009 and Chief Executive Officer from January 1998 to December 2008 of DuPont de Nemours and Company (DuPont), a science-based products and services company.

-   Executive-in-Residence at Vanderbilt University, Owen Graduate School of Management since July 2009.

-   Other Current Directorships: CH2M HILL Companies, Ltd.; Deere & Company; Royal Dutch Shell plc (the Netherlands).

-   Prior Directorships: DuPont; HCA Inc.

Through his tenure with DuPont, Mr. Holliday gained extensive experience leading large, complex, multi-national operations, managing risk and strategic planning and marketing to a varied customer base. His continued service as Chairman of DuPont’s board following his retirement as Chief Executive Officer offers him a perspective relevant to his current role as our independent Board Chairman. Mr. Holliday was a founding member of the International Business Council furthering his leadership of and experience with large global organizations.

D. Paul Jones, Jr.; 68; Former Chairman, Chief Executive Officer and President, Compass Bancshares, Inc.

-   Independent Director since June 2009.

-   Of Counsel to Balch & Bingham, LLP, a law firm, since April 2008.

-   Chairman, Chief Executive Officer and President from 1991 to January 2008 of Compass Bancshares, Inc., a commercial bank holding company, where he held various positions since 1978.

-   Member, Board of Directors of the Federal Reserve Bank of Atlanta from 1994 to 2000.

-   Prior Directorships: Compass Bancshares, Inc.

Mr. Jones has government and regulatory experience as well as experience leading a large bank holding company through growth and acquisition. Mr. Jones practiced as a financial institutions and regulatory attorney and was involved in the formulation of legislative policy for the banking industry as a Director of the Federal Reserve Bank of Atlanta and as a participant in several banking industry groups. His legal background and his work with the Federal Reserve Bank of Atlanta has given him a professional perspective and in-depth experience with the complex laws and regulations applicable to our company and to our businesses.

Monica C. Lozano; 54; Chief Executive Officer, ImpreMedia, LLC

-   Independent Director since April 2006.

-   Chief Executive Officer of ImpreMedia, LLC, the largest Hispanic news and information company in the U.S., since May 2010; and Senior Vice President from January 2004 to May 2010.

-   Publisher and Chief Executive Officer of La Opinion, a subsidiary of ImpreMedia, since January 2004.

-   President and Chief Operating Officer of Lozano Enterprises from 2000 to 2004.

-   Member of the Board of Regents of the University of California since 2001 and Trustee of the University of Southern California since 1991.

-   Member of President Obama’s Economic Recovery Advisory Board since February 2009.

-   Commissioner on the State of California Commission on the 21st Century Economy since December 2008.

-   Other Current Directorships: The Walt Disney Company.

Ms. Lozano is the Chief Executive Officer of the largest Hispanic news and information company in the U.S. In this role she has dealt with a wide range of issues such as operations management, marketing and strategic planning. Her public company board service for The Walt Disney Company and her roles with the University of California and the University of Southern California give her experience with the issues our company faces, such as governance, risk management and financial reporting. Her experience as a member of President Obama’s Economic Recovery Advisory Board also gives her valuable perspective on important public policy, societal and economic issues relevant to our company.

Thomas J. May; 64; Chairman, President and Chief Executive Officer, NSTAR

-   Independent Director since April 2004.

-   President since 2002 and Chairman and Chief Executive Officer since 1999 of NSTAR, an energy utility company.

-   Other Current Directorships: NSTAR; Liberty Mutual Holding Company, Inc.

-   Prior Directorships: FleetBoston Financial Corporation.

As Chairman, Chief Executive Officer and President and the former Chief Financial Officer and Chief Operating Officer of NSTAR, a regulated investor-owned electric and gas utility, Mr. May has experience with operations, risk management, international growth and business development, strategic planning and corporate governance matters, which give him a unique insight into the issues facing our company’s businesses today. In addition, as a Certified Public Accountant, Mr. May brings strong accounting and financial skills, which give him a professional perspective on financial reporting and enterprise and operational risk management.

Brian T. Moynihan; 51; President and Chief Executive Officer, Bank of America Corporation

-   Director since January 2010.

-   President and Chief Executive Officer of Bank of America since January 2010.

-   Prior to his appointment as Chief Executive Officer and President, he served in various leadership positions at our company: President, Consumer and Small Business Banking (August 2009 to December 2009); President, Global Banking and Global Wealth Management (January 2009 to August 2009); General Counsel (December 2008 to January 2009); President, Global Corporate and Investment Banking (October 2007 to December 2008); and President, Global Wealth and Investment Management (April 2004 to October 2007).

-   Prior to Bank of America’s acquisition of FleetBoston Financial Corporation, he served as Executive Vice President of FleetBoston from 1999 to April 2004, with responsibility for Brokerage and Wealth Management from 2000 and Regional Commercial Financial Services and Investment Management from May 2003.

-   Other Current Directorships: Merrill Lynch & Co., Inc.

-   Prior Directorships: BlackRock, Inc.

Mr. Moynihan has many years of broad financial services experience, including wholesale and retail businesses, as well as international and domestic experience. As CEO, he has a deep understanding of all aspects of our company’s business. In 2009, he led our company in its acquisition and integration of Merrill Lynch & Co., Inc. His experience leading our consumer banking, commercial banking, investment banking and wealth management businesses, as well as sales and trading operations and our legal department at various times gives him a valuable perspective on our company.

Donald E. Powell; 70; Former Chairman, Federal Deposit Insurance Corporation (FDIC)

-   Independent Director since June 2009.

-   Federal Coordinator for the Office of Gulf Coast Rebuilding from November 2005 to March 2008.

-   Chairman of the FDIC, an independent agency of the U.S. federal government, from August 2001 to November 2005.

-   Chairman, Chief Executive Officer and President of The First National Bank of Amarillo from 1997 to 2001.

-   Recipient of Presidential Citizens Medal in December 2008.

-   Member of the Board of Regents of the Texas A&M University System from 1995 to 2001, during which he served two terms as Chairman.

-   Other Current Directorships: Stone Energy Corporation; QR Energy L.P.

Mr. Powell has vast financial services expertise, having worked in our industry for over 40 years. As the former Chairman of the FDIC, Mr. Powell provides a unique perspective on the regulatory process and in dealing with regulators and government agencies. In addition, he brings large-scale operations and risk management expertise to our Board through his work as the Federal coordinator tasked with rebuilding plans in the aftermath of Hurricane Katrina and his service on the Board of Regents of the Texas A&M University System.

Charles O. Rossotti; 70; Senior Advisor, The Carlyle Group

-   Independent Director since January 2009.

-   Senior Advisor to The Carlyle Group, a private global investment firm, since 2003.

-   Commissioner of Internal Revenue of the Internal Revenue Service (IRS) from 1997 to 2002.

-   Co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997.

-   Other Current Directorships: Booz Allen Hamilton Holding Corporation; The AES Corporation.

-   Prior Directorships: Merrill Lynch & Co., Inc.

Mr. Rossotti combines corporate and regulatory experience to provide relevant expertise in audit, financial reporting, operations and risk management. He co-founded, led and grew an international business systems/systems integration consulting firm and subsequently significantly reformed the IRS’s organization, service, enforcement strategy and technology. His board service for Booz Allen Hamilton Holding Corporation and The AES Corporation give him experience with the issues our company faces, such as financial reporting, risk management and global operations.

Robert W. Scully; 61; Former Member of the Office of the Chairman, Morgan Stanley

-   Independent Director since August 2009.

-   Member, Office of the Chairman of Morgan Stanley, a financial services company, from December 2007 until his retirement in January 2009.

-   Co-President of Morgan Stanley from February 2006 to December 2007, Chairman of Global Capital Markets from December 2004 to February 2006 and Vice Chairman of Investment Banking from September 1999 to February 2006.

-   Prior to joining Morgan Stanley in 1996, he served as a Managing Director at Lehman Brothers and at Salomon Brothers.

-   Other Current Directorships: Kohlberg Kravis Roberts & Co.

-   Prior Directorships: GMAC LLC; MSCI Inc.

Mr. Scully’s career in the financial services industry brings critical expertise to oversight of our investment banking, capital markets, wealth management, card services and commercial lending businesses. His leadership experience with a global financial services company brings an industry perspective to our business development outside the U.S. as well as issues such as executive compensation, risk management and audit and financial reporting.

Director Not Standing for Re-Election at the Annual Meeting In accordance with SEC rules, below is information regarding William P. Boardman, who is not standing for re-election.

William P. Boardman; 69; Retired Vice Chairman, Bank One Corporation; Retired Chairman of the Board, Visa International Service Association

-   Independent Director from June 2009 to May 2011.

-   Chairman of Visa International Service Association from 1996 until his retirement in 2005; Chairman of Visa U.S.A. Inc. prior to 2006. Visa is a global payment technology company.

-   Senior advisor to The Goldman Sachs Group, Inc. from 2001 through 2003.

-   Vice Chairman and Director of Bank One Corporation and Chairman and Chief Executive Officer of First USA, a credit card subsidiary of Bank One Corporation, from 1984 to 2001.

-   Prior Directorships: CheckFree Corporation.

Mr. Boardman built a career in the financial services industry through service at Visa International Service Association, The Goldman Sachs Group, Inc. and Bank One Corporation. As a result, Mr. Boardman contributes investment banking and domestic and international consumer banking experience to our Board, with a significant focus on credit card services. These experiences, together with his background as an attorney, also enhance his contribution to regulatory, strategic planning and operations management oversight by our Board. Mr. Boardman is retiring as of May 11, 2011.

Corporate Governance

Commitment to Corporate Governance Best Practices

Our Board strongly believes that good corporate governance practices are important for successful business performance. Our Board has adopted Bylaws, Corporate Governance Guidelines and committee charters (found at http://investor.bankofamerica.com), which provide the foundation for the governance of our company. Over the past year, we have enhanced our corporate governance practices in important ways, including amending our Bylaws to allow the holders of at least 10% of our common stock to call a special meeting of our stockholders. In addition, we amended our Corporate Governance Guidelines to discuss in greater detail our succession planning practices. We also amended the Charters of our Audit, Enterprise Risk and Credit Committees to further enhance their various roles in the oversight of risk management. We also agreed to other corporate governance enhancements as part of our previously disclosed February 2010 settlement agreement with the SEC. Our Board continues to monitor corporate governance best practices to promote a high level of performance in its oversight of our company and will adopt amendments to our Corporate Governance Guidelines and our Bylaws from time to time to implement those governance practices it considers evolving best practices.

Our Board of Directors

Our Board is responsible for the oversight of the management of our company. Key responsibilities of our Board, performed with or through its committees, include the following:

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Oversight of management’s identification of, management of and planning for our company’s material risks, including operational risk, credit risk, market risk, interest rate risk, liquidity risk, reputational risk, legal risk and regulatory compliance risk as well as risks related to capital management and liquidity planning;

•	Oversight of our company’s maintenance of high ethical standards and effective policies and practices to protect our company’s reputation, assets and business;

•	Oversight of and approval of management’s development and implementation of an annual financial plan and oversight of strategic business plans for our company;

•	Oversight of our corporate audit functions, our registered independent public accounting firm and the integrity of the consolidated financial statements of our company;

•	Reviewing the performance of our Chief Executive Officer and approval of the total annual compensation awards for our Chief Executive Officer and our other executive officers;

•	Oversight of the establishment, maintenance and administration of our company’s compensation programs and employee benefits plans;

•	Reviewing, monitoring and approving the succession plan for our Chief Executive Officer and other key executives to provide for continuity in senior management;

•	Conducting an annual performance evaluation of our Board and its committees; and

•	Periodically reviewing the form and amount of director compensation to attract and retain the highest quality individuals and to further align our directors’ interests with those of our stockholders.

Director Independence

Our Board is composed at all times of at least a majority of directors who are independent. Our Board has determined that 12 of our 14 current directors and 11 of our 13 nominees, or approximately 86% and 85%, respectively, are independent directors. To assist it in making the annual affirmative determination of each director’s independence status, our Board has adopted Director Independence Categorical Standards, which are attached as Appendix A to this proxy statement and are also posted on our website at http://investor.bankofamerica.com. A director is considered “independent” if he or she meets both the criteria for independence in the New York Stock Exchange (NYSE) listing standards and our Categorical Standards.

Our Board has evaluated the relationships between each current director (and his or her immediate family members and affiliates) and Bank of America and its subsidiaries. Our Board has affirmatively determined, upon the recommendation of our Corporate Governance Committee, that each of the following non-management directors is independent under the NYSE listing standards and our Categorical Standards: Mr. Ambani, Ms. Bies, Mr. Boardman, Mr. Bramble, Mr. Colbert, Mr. Holliday, Mr. Jones, Ms. Lozano, Mr. May, Mr. Powell, Mr. Rossotti and Mr. Scully. In addition, Walter E. Massey and Thomas M. Ryan, former directors, were independent directors prior to the expiration of their terms at our 2010 annual meeting.

Our Board has determined that Charles K. Gifford and Brian T. Moynihan do not meet the independence standards. Mr. Gifford entered into a retirement agreement with us in connection with his retirement as a Bank of America employee effective January 31, 2005. The agreement remained in effect through January 31, 2010 and, under the agreement, Mr. Gifford received compensation from us which exceeds the threshold set forth in the NYSE listing standards and our Categorical Standards. As the Chief Executive Officer, Mr. Moynihan is not independent.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years between our company and its subsidiaries, and our directors, director nominees, their immediate family members and the business organizations and individuals associated with them:

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The company’s banking and other lending subsidiaries had ordinary course banking and financial services relationships with all of our directors, some of their respective immediate family members and some of the entities affiliated with our directors and their immediate family members.

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The company or its subsidiaries purchased products or services in the ordinary course from Reliance Industries Limited (telecommunication services), ImpreMedia, LLC (advertising and marketing) and NSTAR (the local energy utility provider where our Massachusetts offices are located) where Mr. Ambani, Ms. Lozano and Mr. May are executive officers, respectively. The fees paid to each of Reliance Industries Limited, ImpreMedia, LLC and NSTAR fell below the thresholds in the NYSE listing standards and our Categorical Standards.

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The company or its subsidiaries provided banking products or services, including deposit, credit, treasury, capital markets, investment banking and trade services, in the ordinary course to Reliance Industries Limited and NSTAR where Mr. Ambani and Mr. May are executive officers, respectively. The fees paid by each of Reliance Industries Limited and NSTAR fell below the thresholds in the NYSE listing standards and our Categorical Standards.

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The company or its subsidiaries provided banking products or services, including deposit, credit, treasury, capital markets, investment banking and trade services, in the ordinary course to, and purchased products or services, including utilities and marketing-webcast services, in the ordinary course from, Reliance ADA Group or its subsidiaries where Mr. Ambani’s immediate family member is an executive officer. The fees paid by or to Reliance ADA Group or its subsidiaries fell below the thresholds in the NYSE listing standards and our Categorical Standards.

•

The company or its subsidiaries received legal services in the ordinary course from a law firm where Mr. Rossotti’s immediate family member is a partner. The fees paid to the law firm fell below the thresholds in the NYSE listing standards and our Categorical Standards.

Our Board has determined that, based on the information available to it, none of these relationships constituted a material relationship between the director and our company or its subsidiaries for the purposes of the NYSE listing standards and our Categorical Standards.

Board Leadership

Our Board is committed to strong, independent Board leadership and believes that objective oversight of management’s performance is a critical aspect of effective Board leadership. Our Board’s current leadership structure includes an independent Chairman of the Board and the Audit, Compensation and Benefits and Corporate Governance Committees, each chaired by and comprised solely of independent directors. At least annually, our Board deliberates and discusses its appropriate leadership structure and the role and responsibilities of our Chairman of the Board and our Board’s committees, based upon the needs of our company, to facilitate our Board’s independent oversight of management.

Our Board has determined that currently the positions of Chief Executive Officer and Chairman of the Board should be held by two different individuals. Our Board, upon the recommendation of our Corporate Governance Committee, appointed Mr. Holliday as our independent Chairman of the Board on April 28, 2010.

Our Board believes that its current leadership structure is appropriate for our company at this time because our Chief Executive Officer and our Chairman of the Board fulfill separate and distinct roles. Our Chief Executive Officer is responsible for the day-to-day management of our company while our Chairman of the Board presides over meetings of our Board and acts as liaison between the independent directors and our Chief Executive Officer. The reconstitution of our Board during 2009 resulted in eight new independent directors, and our Board believes that an independent Chairman is important at this time as our Board and management team continue to build relationships to work together effectively. Our Bylaws currently reflect this leadership model.

Board Meetings, Committee Membership and Attendance

Directors are expected to attend our annual meeting of stockholders, all regular and special meetings of our Board and all meetings of the committees on which they serve. In 2010, there were ten meetings of our Board, and each of the current directors attended at least 75% of the meetings of both our Board and committees on which they served. In addition, all of the directors then serving on our Board attended our 2010 annual meeting.

Our Board has six standing committees: Audit, Compensation and Benefits, Corporate Governance, Credit, Enterprise Risk and Executive. The charter for each committee, more fully describing their responsibilities, can be found at http://investor.bankofamerica.com. The table below indicates our current committee membership and the number of times each committee met in 2010. Our Board will consider committee membership for the 2011 term following our annual meeting. Mr. Ambani did not join our Board or serve on any committee until March 16, 2011.

Director Name	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Credit Committee	Enterprise Risk Committee	Executive Committee
Mukesh D. Ambani		Member		Member
Susan S. Bies	Member				Member
William P. Boardman		Member		Member
Frank P. Bramble, Sr.					Chair
Virgis W. Colbert			Member		Member
Charles K. Gifford				Chair		Member
Charles O. Holliday, Jr. (Chairman of the Board)						Chair
D. Paul Jones, Jr.	Member		Member
Monica C. Lozano			Member	Member		Member
Thomas J. May			Chair		Member
Brian T. Moynihan						Member
Donald E. Powell	Member	Member				Member
Charles O. Rossotti	Chair
Robert W. Scully	Member	Chair
Number of Meetings in 2010	21	11	9	13	11	0

Our committees make recommendations to our Board as appropriate and regularly report on their activities to the entire Board.

Audit Committee. Our Audit Committee approves and provides direct oversight of our company’s registered independent public accounting firm, including such firm’s assessment of management’s assertion of the effectiveness of our company’s disclosure controls and procedures and our company’s internal control over financial reporting; exercises oversight of the integrity of our company’s consolidated financial statements and the effectiveness of our company’s system of internal controls and policies and procedures for managing and assessing risk; and oversees our corporate audit function. Our Board has determined that all Audit Committee members are independent under the NYSE listing standards, the Categorical Standards and the SEC rules and regulations applicable to audit committees. Our Board has also determined that all Committee members are financially literate in accordance with the NYSE listing standards and qualify as audit committee financial experts under SEC rules.

Compensation and Benefits Committee. Our Compensation and Benefits Committee oversees the establishment, maintenance and administration of our compensation and benefits programs; reviews our company’s performance and approves and recommends the compensation of our Chief Executive Officer to our Board for its approval; and approves the compensation of all management direct reports to our Chief Executive Officer (including our executive officers). In addition, the Committee makes recommendations to our Board on director compensation. The Committee engaged Frederic W. Cook & Company (Cook) as its independent compensation consultant for 2010. Cook meets regularly with the Committee without the presence of management and alone with the Committee chairman (see “Compensation Discussion and Analysis” beginning on page 20 and “Compensation Governance and Risk Management” below for more details). All Committee members are independent under the NYSE listing standards, our Categorical Standards, and the heightened independence requirements we adopted in 2010 for members of the Committee under our February 2010 settlement agreement with the SEC. Those additional requirements are the same as the heightened independence requirements applicable to audit committees under SEC rules and regulations.

Corporate Governance Committee. Our Corporate Governance Committee exercises oversight of our Board’s governance processes; identifies and reviews the qualifications of, and recommends to our Board, nominees for election to our Board; recommends committee appointments to our Board; and sees that proper succession and management development plans are in place (see “Chief Executive Officer and Senior Management Succession Planning” on page 13). All Committee members are independent under the NYSE listing standards and our Categorical Standards.

Credit Committee. Our Credit Committee exercises oversight of senior management’s identification and management of our company’s credit exposures on an enterprise-wide basis and our company’s response to trends affecting those exposures. The Committee also oversees senior management’s actions relating to the adequacy of the allowance for credit losses and our company’s credit-related policies. All Committee members are non-management directors.

Enterprise Risk Committee. Our Enterprise Risk Committee exercises oversight of senior management’s responsibility to identify the material risks facing our company and senior management’s planning for, and management of, our company’s material risks, including market risk, interest rate risk, liquidity risk, operational risk and reputational risk. The Committee also oversees senior management’s establishment of policies and guidelines articulating our company’s risk tolerances for material categories of risk, the performance and functioning of our company’s overall risk management function, and senior management’s establishment of appropriate systems that support control of market risk, interest rate risk and liquidity risk. All Committee members are independent under the NYSE listing standards and our Categorical Standards.

Executive Committee. Our Executive Committee is authorized to act only on an emergency basis on matters requiring immediate approval or other action by our Board to provide for continuity in the oversight of our company’s management and must report all actions taken to the full Board no later than the next regularly scheduled meeting of our Board. The Committee currently consists of five directors, including our Chairman of the Board and our Chief Executive Officer.

Board Oversight of Risk

Risk is inherent in every activity that our company undertakes, and our company’s risk management is described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2010 Annual Report on Form 10-K starting at page 23. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our company. To achieve this goal, our company has built a comprehensive risk management culture and has implemented governance and control measures to enforce that culture.

We maintain a governance structure that delineates the responsibilities for risk management activities, as well as governance and oversight of those activities, by management and our Board. We have a defined risk framework. Additionally, our Board has a formal process for approving our company’s articulation of its risk appetite, which is used internally to help our Board and management understand our company’s tolerance for risk in each of the major risk categories, the way those risks are measured and the key controls that influence our company’s level of risk-taking.

Our Board’s Audit, Credit and Enterprise Risk Committees provide enterprise-wide oversight of Bank of America’s management and handling of risk. Our Audit Committee oversees, among other things, the integrity of our consolidated financial statements; compliance, regulatory and legal risk; and the overall effectiveness of our system of internal controls and our policies and procedures for managing and assessing risk. Our Credit Committee oversees, among other things, the management of our credit exposures on an enterprise-wide basis, our response to trends affecting those exposures, the adequacy of the allowance for credit losses and our credit related policies. Our Enterprise Risk Committee, among other things, oversees our management of and policies and procedures with respect to material risks on an enterprise-wide basis, including market risk, interest rate risk, liquidity risk, operational risk and reputational risk. Our Enterprise Risk Committee also oversees our capital management and liquidity planning. In addition to these three committees, the Compensation and Benefits Committee oversees our company’s compensation policies and practices to see that they do not encourage unnecessary and excessive risk taking by our associates. See “Compensation Governance and Risk Management” below. Each of these committees regularly reports to our Board on risk-related matters within the Committee’s responsibilities, which collectively provides our Board with integrated, thorough insight about our management of strategic, credit, market, liquidity, compliance, legal, operational and reputational risks. At meetings of each Board committee and our Board, directors receive updates from management regarding all aspects of enterprise risk management, including our performance against our risk appetite. Our Board leadership structure is consistent with our approach to risk oversight, as the Chief Executive Officer is involved directly in risk management as a member of the management, while our independent Chairman maintains an oversight role as part of the non-management directors of the Board.

Compensation Governance and Risk Management

Compensation Governance. Our Compensation and Benefits Committee actively engages in its duties and follows procedures intended to promote excellence in the governance of our pay-for-performance philosophy. At its meetings throughout the year, the Committee regularly reviews: (i) company performance; (ii) executive compensation strategy, approach, trends and regulatory developments; and (iii) other topics as appropriate. Throughout the year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. Our Committee uses, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose. The Committee uses this tool to make sure it evaluates any impacts its compensation decisions have on all elements of executive officer compensation and benefits. Annually, our Committee reviews its compensation decisions for all of the Chief Executive Officer’s management direct reports with our Board, including all cash and equity awards.

Our executive officers are generally not engaged directly with our Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, our Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business.

The Committee has the sole authority and responsibility under its charter to approve the engagement of any compensation consultant it uses and the aggregate fees permitted for those services. Our Committee retained Cook as its independent compensation consultant for 2010. Cook’s business is limited to providing independent executive and director compensation consulting services to its clients. Cook does not provide any other management or human resources-related services to our company. Throughout the period our Committee has engaged Cook’s services, Cook has not received any other work or payment from our company. For 2010, Cook assisted our Committee by providing external market and performance comparisons, advising our Committee on executive, Chief Executive Officer and director compensation, and assisting with other executive and director compensation-related matters from time to time.

In addition, the Committee may delegate to management certain of its duties and responsibilities, including the adoption, amendment, modification or termination of benefit plans. Significant delegations made by the Committee include delegation of authority to (1) the Management Compensation Committee to direct the compensation for all of our associates and officers except for our Chief Executive Officer and those persons serving as management direct reports to our Chief Executive Officer, and (2) the Management Corporate Benefits Committee to oversee substantially all of our employee benefit plans.

The Committee also reviews the form and amount of compensation paid to our non-management directors from time to time. The Committee recommends any changes to director compensation to our Board for approval.

Compensation Risk Management Policies and Practices. We believe that Bank of America applies prudent risk management practices to its incentive compensation programs across the enterprise. Our Compensation and Benefits Committee is committed to a compensation governance structure that effectively contributes to our company’s broader risk management policies.

During 2010, the Committee formally adopted our Compensation Governance Policy to govern our incentive compensation decisions and define the framework for oversight of the design of incentive compensation programs across our company. The Compensation Governance Policy is designed to be consistent with global regulatory initiatives so that incentive compensation plans do not encourage imprudent risk-taking. It specifically addresses the following:

•	The definition and process for identification of “risk-taking” associates;

•	The process and policies for the design and governance of incentive compensation plans to appropriately balance risks with compensation outcomes, including:

-	The funding of incentive compensation pools,

-	The determination of individual incentive compensation awards, and

-	The use of discretion as part of those processes;

•

Policies on the effectiveness of incentive compensation plans through testing and monitoring at the appropriate level to confirm they appropriately balance risks with compensation outcomes, including the development of processes to administer clawback features of incentive compensation awards; and

•

Policies providing for the independence of the “independent control functions” (audit, finance, human resources, compliance, legal and risk) as well as appropriate input from those independent control functions to the Committee.

Our compensation governance structure allocates oversight to the appropriate level within our company so that the most relevant level of management or our Board, as applicable, makes compensation decisions, with documented input from the independent control functions. We have the following four levels of governance, each with identified roles and responsibilities in our compensation decisions: (i) our Board, (ii) our Compensation and Benefits Committee, (iii) our Management Compensation Committee and (iv) our Line of Business Compensation Committees.

Consistent with our Compensation Governance Policy, we conduct a comprehensive review, analysis and discussion of incentive design and operation annually through our incentive certification and review process. In support of this process, each of the Chief Executive Officer’s management direct reports, along with their management teams and independent control functions, meet throughout the year to discuss business strategy, performance, and risk with respect to compensation. The process includes a comprehensive review, analysis and discussion of incentive design and operation. All participants in the process certify that their incentive programs (i) are aligned with their line of business’ and our company’s business strategy and performance objectives, (ii) do not encourage excessive risk-taking beyond our company’s ability to effectively identify and manage risk and (iii) are compatible with effective controls and risk management.

The Compensation and Benefits Committee receives, from time to time, direct feedback from our independent control functions on our compensation programs. The Committee also holds regular periodic meetings with senior risk officers, including the Chief Risk Officer, to review and evaluate employee compensation programs to assess any risk posed by the programs so that the programs appropriately balance risks and rewards in a manner that does not encourage imprudent risk-taking and are otherwise consistent with our Compensation Governance Policy.

These management certifications are reviewed by Cook and shared and reviewed with the Committee. For performance year 2010, the Committee also reviewed individual incentive compensation awards for certain top paid associates beyond the Chief Executive Officer’s management direct reports, as well as aggregate information about awards to other groups of associates.

As a result of these reviews, and in combination with the risk management and clawback features of our compensation programs, we believe that our compensation policies and practices appropriately balance risks and rewards in a way that does not encourage imprudent risk-taking and does not create risks that are reasonably likely to have a material adverse effect on our company.

Chief Executive Officer and Senior Management Succession Planning

Our Board, with the assistance of our Corporate Governance Committee, oversees Chief Executive Officer and senior management succession planning. As set forth in our Corporate Governance Guidelines, our Board, in coordination with the Committee, also sees that our company has in place appropriate steps to address emergency Chief Executive Officer and executive officer succession planning in the event of extraordinary circumstances.

As part of the Chief Executive Officer continuity succession planning, our Chief Executive Officer, in coordination with our Global Human Resources Officer, periodically provides recommendations and evaluations to our Corporate Governance Committee of potential successors to the Chief Executive Officer position, including a review of any development plans recommended for such individuals. Our Board reviews potential internal candidates with our Chief Executive Officer and our Global Human Resources Officer, and other members of senior management as our Board considers appropriate, which review includes development needs, creation of development programs and developmental progress with respect to specific individuals. Directors engage with potential internal candidates at Board and committee meetings and periodically in less formal settings to allow personal assessment of candidates by our directors. Further, our Board periodically reviews the overall composition of the qualifications, tenure and experience of our senior management.

Our Corporate Governance Committee reports on its succession planning efforts to the full Board, and the full Board reviews succession planning at least annually at a regularly scheduled Board meeting.

Our emergency Chief Executive Officer succession planning enables our company to respond to an unexpected vacancy in the Chief Executive Officer position while continuing the safe and sound operation of our company and minimizing any potential disruption or loss of continuity to our company’s business and operations, including in the case of a major catastrophe.

Board Executive Sessions

Our non-management directors meet in executive session at each regularly scheduled Board meeting. Separately, our independent directors meet in executive session at least once a year. These executive sessions are led by Mr. Holliday, our Chairman of the Board.

Board Evaluation and Education

Each year, our Board and our Audit, Compensation and Benefits, Corporate Governance, Credit and Enterprise Risk Committees evaluate their effectiveness. Our Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

During 2010, our Board encouraged directors to participate in periodic telephonic Board information sessions. During these sessions, which were conducted by our Chief Executive Officer, directors received business updates from senior management, risk executives and our General Counsel. Six information sessions were held in 2010.

All current Audit Committee members also participated in two half-day sessions regarding accounting, financial reporting and Committee responsibilities that are specific to our company. Our Board also encourages directors to participate in continuing director education programs and our company reimburses directors for the expenses of participation. All new directors also participate in our director orientation program in their first six months as a director. This orientation includes presentations by senior management designed to familiarize new directors with our management; lines of business; strategic plans; significant financial, accounting and risk management matters; compliance programs; conflict policies; Code of Ethics and insider trading; and other policies.

Charitable Giving and Political Contributions

Our Board annually reviews a report on our charitable giving and political contribution programs. Information regarding our policy on political contributions and activities can be found in the “Corporate Political Contributions Policy Statement” on our website at http://investor.bankofamerica.com.

Communications with our Board

Our Board has established a process for stockholders and other parties to communicate with our Board, any director (including our Chairman of the Board), non-management members of our Board as a group or any committee.

To do so, you may send a letter addressed to Attention: Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255. For further information, refer to the “Contact the Board” section on our website at http://investor.bankofamerica.com. All communications will be kept confidential and promptly forwarded to the director(s) named. Items that are not from stockholders or are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; routine customer complaints; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate.

Additional Corporate Governance Information Available

More information about our corporate governance practices can be found on our website at http://investor.bankofamerica.com under the heading “Corporate Governance,” including our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including the Related Person Transactions Policy); (iv) Code of Ethics and related materials; (v) composition of each of our Board committees, including the committee charters; and (vi) Categorical Standards. This information is also available in print, free of charge upon written request addressed to: Attention: Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255.

Director Compensation

Our director compensation program is designed to compensate our non-management directors appropriately for the time and effort required to serve as a director of a large, complex and highly regulated global company and to align our directors’ interests with the long-term interests of our stockholders.

The primary elements of annual compensation for our non-management directors are:

•	cash award of $80,000 ($167,000 for the independent Chairman of the Board);

•	restricted stock award of $160,000 ($333,000 for the independent Chairman of the Board); and

•	cash retainer of $30,000 for the chairman of the Audit Committee and $20,000 for the chairman of each of the Compensation and Benefits, Corporate Governance, Credit and Enterprise Risk Committees.

Non-management directors who begin their Board service or committee chairmanship mid-year receive a pro-rated amount of annual compensation.

We grant the annual restricted stock award under the Bank of America Corporation Directors’ Stock Plan. The award is subject to a one-year vesting requirement. Dividends are paid on the award at the same time as dividends are paid on shares of our common stock. The number of shares awarded equals the dollar value of the award divided by the closing price of our common stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share. If a director retires before the one-year vesting date, a pro-rated amount of the award vests based on the number of days the director served during the vesting period before retirement. Any unvested amount of the award is forfeited.

Non-management directors can elect to defer all or part of their cash or equity compensation through the Bank of America Corporation Director Deferral Plan. If a director elects to defer the annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value. Each stock unit has the same value as a share of our common stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors also can choose to defer their annual cash award, as well as any committee chairman retainers, into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from our Board, a non-management director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our common stock, they do not have any voting rights.

During 2010, Mr. Moynihan was our sole management director, and he does not receive any compensation for his services as a director. The following table shows the compensation we awarded our non-management directors for their services in 2010:

2010 Director Compensation

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Susan S. Bies	80,000	160,000	0	240,000
William P. Boardman	80,000	160,000	0	240,000
Frank P. Bramble, Sr.	100,000	160,000	0	260,000
Virgis W. Colbert	80,000	160,000	0	240,000
Charles K. Gifford (3)	100,000	160,000	386,229	646,229
Charles O. Holliday, Jr.	167,000	333,000	0	500,000
D. Paul Jones, Jr.	80,000	160,000	0	240,000
Monica C. Lozano	80,000	160,000	0	240,000
Walter E. Massey (retired)	0	0	0	0
Thomas J. May	100,000	160,000	0	260,000
Donald E. Powell (4)	80,000	160,000	57,533	297,533
Charles O. Rossotti	110,000	160,000	0	270,000
Thomas M. Ryan (retired)	0	0	0	0
Robert W. Scully	100,000	160,000	0	260,000

(1)	The amounts in this column represent the annual cash award plus any committee chairman cash retainers for 2010, including amounts deferred under the Director Deferral Plan. The following table shows the number of stock units credited to our non-management directors under the Director Deferral Plan for deferrals of 2010 cash compensation and the grant date fair value of those stock units based on the closing price of our common stock on the applicable date of deferral:

Director	Stock Units (#)	Grant Date Fair Value ($)
Thomas J. May	5,624.30	100,000
Donald E. Powell	899.89	16,000
Charles O. Rossotti	6,186.73	110,000

(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock awards granted during 2010, whether or not those awards were deferred under the Director Deferral Plan. The grant date fair value was based on the closing price of our common stock on the applicable grant date. As of December 31, 2010, our non-management directors held the following number of unexercised stock options and the following number of unvested shares of restricted stock or unvested stock units:

Director	Unexercised Options (#)	Unvested Shares of Restricted Stock or Stock Units (#)
Susan S. Bies	0	8,998
William P. Boardman	0	8,998
Frank P. Bramble, Sr.	0	8,998
Virgis W. Colbert	0	8,998
Charles K. Gifford	0	8,998
Charles O. Holliday, Jr.	0	18,728
D. Paul Jones, Jr.	0	8,998
Monica C. Lozano	0	8,998
Walter E. Massey (retired)	8,000	0
Thomas J. May	0	8,998
Donald E. Powell	0	8,998
Charles O. Rossotti	0	8,998
Thomas M. Ryan (retired)	0	0
Robert W. Scully	0	8,998

(3)	Mr. Gifford’s Retirement Agreement effective January 31, 2005 terminated on January 31, 2010. Mr. Gifford received the following amounts under the Retirement Agreement for January 2010: (i) $4,167 in consulting fees and (ii) $66,189 in aircraft usage. We also paid Mr. Gifford a tax gross-up in the amount of $57,469 related to his use of company-provided aircraft which represents the difference in the taxes Mr. Gifford is required to pay using third-party “charter” values versus the more common IRS-approved Standard Industry Fare Level (SIFL) values, due to our decision to use charter value for purposes of imputing income for personal use unrelated to our company business. Mr. Gifford also receives office space and secretarial support, which for 2010 had an aggregate incremental cost to our company of $258,404, and we expect that he will continue to receive those benefits in the future.

(4)	On July 21, 2010, Mr. Powell was appointed, subject to regulatory confirmation, as a non-management director of Merrill Lynch International, a United Kingdom subsidiary of Bank of America. Non-management directors serving on this subsidiary’s board of directors receive an annual cash retainer in the amount of $75,000. The amount payable to Mr. Powell in 2010 for this service is shown in the “All Other Compensation” column above. The amount was pro-rated because he served for less than a full year.

Stock Ownership and Retention Requirements for Directors. We have formal stock ownership requirements that apply to our non-management directors. Under these requirements, each non-management director is required to hold and cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service.

Review of Related Person and Certain Other Transactions

Our Related Person Transactions Policy, in our Corporate Governance Guidelines, sets forth our policies and procedures for the review, approval, or ratification of any transaction with related persons (directors, director nominees, executive officers, stockholders holding 5% or more of our voting securities or any of their immediate family members). Our policy covers any transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our company is a participant and a related person has or will have a direct or indirect material interest.

On a semi-annual basis, each of our company’s directors and executive officers is required to complete a questionnaire that requests information regarding our directors and executive officers, their immediate family members and their transactions or relationships with our company. Our Legal and Compliance departments conduct a review to determine if there are any transactions subject to our policy that have not previously been approved or ratified by the Corporate Governance Committee. Each of our company’s directors and executive officers is required to promptly notify the Office of the Corporate Secretary of any change to information in his or her previously completed questionnaires for further review by the Legal and Compliance departments and, where appropriate, by the Committee.

The Committee must approve or ratify any related person transactions, and when doing so, considers the nature of the related person’s interest in the transaction; whether the transaction involves arms-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether our company’s Code of Ethics could be implicated or our company’s reputation put at risk; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; the acceptability of the transaction to our company’s regulators; and in the case of a non-management director, whether the transaction would impair his or her independence or status as an “outside” or “non-management” director.

Our Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including brokerage services, banking services, loans, insurance services and other financial services provided by our company to any related person, so long as the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and in compliance with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

A number of our directors and executive officers, their family members and certain business organizations associated with them are or have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to Bank of America and did not involve more than the normal risk of collectability.

To ensure the safe and efficient travel of our Chief Executive Officer, Mr. Moynihan and our company entered into a non-exclusive aircraft time sharing agreement, dated February 24, 2011, which permits Mr. Moynihan to lease our company’s aircraft for his use. Mr. Moynihan will pay our company for such use of the aircraft pursuant to the terms of the agreement. The transaction was approved by our Corporate Governance Committee in December 2010. When approving this transaction, the Committee considered the amount related to Mr. Moynihan’s use of the corporate aircraft, as disclosed in the 2010 All Other Compensation Table on page 34.

Proposal 2: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation

Section 14A of the Securities Exchange Act of 1934 (Exchange Act) added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) provides our stockholders with an advisory “say on pay” vote to approve our executive compensation. In addition, we will provide our stockholders with an advisory “say on pay” vote on executive compensation in 2011 and 2012 under our previously disclosed settlement agreement with the SEC. Although the “say on pay” vote is advisory and is not binding on our Board, the Compensation and Benefits Committee will take into consideration the outcome of the vote when making future executive compensation decisions.

This advisory “say on pay” vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. The Board believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our stockholders. For example:

•

For 2010, the Compensation and Benefits Committee applied our pay-for-performance philosophy and followed our compensation principles in deciding to make year-end compensation awards to our named executive officers generally below target levels for the year. In addition, the year-end awards did not include any immediate cash incentive payments to our executive officers. The majority of year-end incentives were delivered in the form of long-term equity awards tied to pre-established performance goals in order to focus our named executive officers on future sustainable performance. Our Compensation Discussion and Analysis contains additional information about the compensation decisions for our named executive officers for 2010.

•	We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

•

We have a policy that prohibits future employment or severance agreements with executive officers that provide severance benefits exceeding two times base salary and bonus unless approved by our stockholders.

•	Our executive officers do not accrue additional retirement benefits under any supplemental executive retirement plan.

•

We have responsible stock ownership requirements that apply to our executive officers, including the Chief Executive Officer. In 2011, the Board amended the stock ownership requirements for our executive officers to require (a) the Chief Executive Officer to hold at least 500,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until retirement and (b) our other executive officers to hold at least 300,000 shares (increased from 150,000 shares) of our common stock and retain at least 50% of the net after-tax shares from future equity awards until the increased ownership guideline is achieved. New executive officers have up to five years to meet these requirements.

•	Our named executive officers are subject to three different clawback requirements:

O

Since performance year 2009, equity awards to executive officers are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. If during the vesting period our company or the executive officer’s line of business (if applicable) experiences a loss, the Compensation and Benefits Committee will assess the executive officer’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, all or part of the award may be cancelled.

O

Since performance year 2009, equity awards are subject to a detrimental conduct clawback to encourage compliance with policies and appropriate behaviors. If an executive officer engages in detrimental conduct, unvested awards are subject to cancellation and previously vested awards may be recouped.

O

Since October 2007, we have had a recoupment policy under which our Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements.

See pages 20 to 47 of this proxy statement for more information on these elements of our executive compensation program.

For these reasons, the Board recommends that our stockholders vote in favor of the following resolution:

“Resolved, that our stockholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.”

The Board recommends a vote “FOR” approval of this resolution (Proposal 2 on the proxy card).

Proposal 3: An Advisory (Non-Binding) Vote on the Frequency of Future Advisory “Say on Pay” Votes

In Proposal 2 above, we ask our stockholders to vote on an advisory basis to approve the compensation of our named executive officers. Section 14A of the Exchange Act also provides our stockholders with the opportunity to recommend on an advisory basis how frequently we should provide future advisory “say on pay” votes. By voting on this Proposal 3, stockholders may tell us whether they would prefer to have an advisory “say on pay” vote each year, every two years, or every three years.

Our Board has determined that having an advisory “say on pay” vote annually is the most appropriate policy for our company at this time and, therefore, recommends that you vote to have future advisory “say on pay” votes each year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. An annual advisory vote on executive compensation also is consistent with our practice of having all directors elected annually and providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors annually. However, our stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the performance year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation before our next annual meeting of stockholders.

Although our Board believes that holding an advisory “say on pay” vote on executive compensation each year currently reflects the appropriate balance, our Board may reassess this issue periodically and may decide that it is in the best interests of our stockholders and our company to hold an advisory “say on pay” vote more or less frequently than the option preferred by our stockholders and may vary our practice based on factors such as discussions with our stockholders and the adoption of any material changes to our compensation programs.

Because this is an advisory vote, the voting results will not be binding on our Board. Although the vote is advisory, our Board will consider the frequency receiving the most votes when deciding how often to have advisory “say on pay” votes in the future. Stockholders can choose one of four choices for this Proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove our Board’s recommendation.

The Board recommends that stockholders vote to have future advisory votes on executive compensation each year (Proposal 3 on the proxy card).

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation and Benefits Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation and Benefits Committee of the Board:

Robert W. Scully, Chairman

William P. Boardman

Donald E. Powell

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis discusses the key features of our executive compensation program and the approach taken by the Compensation and Benefits Committee in setting 2010 compensation for our named executive officers. Our named executive officers are:

•	Brian T. Moynihan, Chief Executive Officer;

•	Charles H. Noski, Chief Financial Officer;

•	Joe L. Price, Chief Financial Officer during part of 2010 and current President, Consumer and Small Business Banking;

•	Neil A. Cotty, interim Chief Financial Officer during part of 2010 and current Chief Accounting Officer;

•	Sallie L. Krawcheck, President, Global Wealth and Investment Management;

•	Edward P. O’Keefe, General Counsel; and

•	Bruce R. Thompson, Chief Risk Officer.

In addition, we are providing voluntary disclosure for Thomas K. Montag, President, Global Banking and Markets, because of the significant contributions of that line of business to the financial results of our company in 2010. For purposes of the Compensation Discussion and Analysis and other compensation disclosures in this proxy statement, and unless otherwise noted, references to our named executive officers include Mr. Montag even though he is not considered a named executive officer of our company under the SEC’s compensation disclosures rules.

Executive Summary

We design our executive compensation program to tie pay to the performance of our company, lines of business and individual executive officers over the short- and long-term. In addition, consistent with our compensation principles, our executive compensation program provides a mix of salary, benefits and incentives paid over time that we believe properly aligns the interests of our executive officers with the interests of our stockholders. We also take into account the manner in which results are achieved, including an evaluation of adherence to risk and compliance policies and other core values of our company.

While we believe that our compensation programs reflect our pay-for-performance philosophy, throughout 2010 we conducted extensive internal reviews of our compensation programs and practices in light of proposed and enacted legislation and regulations, global regulatory initiatives, and the current global economic environment. As a result, in 2010, we adopted our Compensation Governance Policy which outlines our company-wide governance structure for incentive compensation decisions and defines the framework for oversight of the design of incentive compensation programs across our company.

Management’s Assessment of 2010 Performance

We saw certain economic improvements in 2010 which contributed to our 2010 results as we also worked to position our company for the future. Following is a summary of certain of our key results and achievements in 2010:

•	For 2010, we reported goodwill impairment charges of $12.4 billion, which resulted in a net loss of $2.2 billion. Excluding the goodwill impairment charges, our net income was $10.2 billion.[1]

•	Global excess liquidity rose $122 billion year over year to a record $336 billion at year-end 2010.

•	Risk-weighted assets were reduced by $87 billion compared to year-end 2009 through the sale of non-core positions, reductions in legacy positions and balance sheet management.

•	Deposit balances rose to a record $1 trillion at year-end 2010.

•	We continued to build capital and strengthen our balance sheet.

•	Credit costs declined significantly in 2010 as the economy continued to improve.

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We maintained our market-leading positions in key segments, including deposits, payment products, consumer lending, wealth management, small business and middle-market lending, treasury services, investment banking, and sales and trading.

•	Approximately 281,000 loan and deposit products were sold to customers who had an investment relationship with Merrill Lynch.

•	Global Wealth and Investment Management continued to drive a strong client focus bringing together the investment products and the banking products of legacy entities.

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Global Banking and Markets ranked No. 2 in global investment banking revenues for 2010, according to Dealogic, and ended the year with No. 1 positions in both global and U.S. rankings in leveraged loans and asset-backed securities.

•	During 2010, we made significant progress addressing legacy issues.

Our 2010 Compensation Decisions

As discussed in more detail beginning on page 24, the Committee set conservative total target compensation opportunities for each named executive officer based, in part, on the Committee’s view that 2010 would be a challenging transitional year for our company.

In making its compensation decisions for the 2010 performance year, the Committee recognized our company’s 2010 results, but also considered that 2010 was an important transition year for our company during which senior management built a solid foundation for the future of our company with a focus on long-term sustainable growth. The Committee viewed the accomplishments of senior management to improve our balance sheet, enhance our company’s risk and compliance culture and programs as well as regulatory relationships, further develop our customer-relationship strategy and complete a comprehensive three-year strategic plan as substantial and important progress in 2010. As a result, the Committee determined that the most appropriate way to pay our named executive officers for 2010 performance was to align compensation with the short- and long-term interests of our stockholders and our company’s future results.

Given these 2010 business results, performance considerations and goals, the Committee took the following key actions on compensation for our named executive officers for the 2010 performance year:

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We made year-end compensation awards in February 2011 generally below the target levels established. These decisions were a result of the Committee’s application of our pay-for-performance philosophy consistent with our compensation principles.

•	The year-end awards did not include any immediate cash incentive payments to our executive officers and were comprised primarily of compensation subject to vesting based on performance hurdles.

•	The majority of year-end incentives were delivered through long-term equity awards intended to focus our named executive officers on future sustainable performance.

[1]	Net income, excluding goodwill impairment charges, is a non-GAAP financial measure. For reconciliation to a GAAP measure, refer to Table XIII in the 2010 Financial Review section of the 2010 Annual Report.

Overview of Our Executive Compensation Program

Total Compensation. The total direct compensation for each of our executive officers is comprised of the executive’s incentive opportunity and a base salary. Our practice for 2010 and prior performance years has been to establish a target total direct compensation package for each executive officer at the beginning of each year. In January 2011, the Committee decided not to establish target total direct compensation opportunities for our executive officers for 2011. Instead, the Committee will determine 2011 year-end incentive compensation after its review of the 2011 performance of our company, lines of business and the individual members of our senior management team on a year-over-year basis. Consistent with our pay-for-performance philosophy, we believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance. As a result, our current executive officers do not accrue additional retirement benefits under any supplemental executive retirement plans.

Base Salary. Base salary forms a relatively small part of the total compensation opportunity and is designed to provide a level of predictable income. The Compensation and Benefits Committee establishes the base salary levels for our executive officers to be part of a competitive total compensation package.

Incentive Opportunity. The primary compensation element for our executive officers is an incentive opportunity that is designed to balance both near-term and longer-term results by providing year-end incentive award opportunities based on our financial performance as well as non-financial measures and other factors.

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The Committee determines the year-end incentive awards in the exercise of its informed discretion without applying any formulas or weightings to any particular factors or metrics considered. The Committee reviews the performance of our company, lines of business, and individual executive officers as well as other factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of our company.

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The Committee believes that stock ownership is the most effective way to align the interests of our executive officers with those of our stockholders and focus our executive team on delivering sustainable returns to our stockholders over time. The Committee uses a balanced mix of fixed and variable compensation with a significant portion of total variable compensation delivered in the form of equity awards. Generally, approximately 70% of the total incentive opportunity for our Chief Executive Officer and approximately 60% of the total incentive opportunity for our other named executive officers is in the form of equity awards. Equity awards may include any combination of time-vesting restricted stock, performance-vesting restricted stock, stock options or other equity-based compensation. The Committee establishes vesting and other conditions for equity awards to encourage a long-term focus on generating sustainable results. Our Stock Plan includes a three-year minimum vesting period for awards that vest over time and a one-year minimum performance period for awards that vest based on performance.

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Each year, the Committee considers the types of equity awards to make from a portfolio of award types. The types of awards used each year depend on our specific circumstances and the Committee’s view of what best supports our strategic goals and is aligned with sound risk management practices. The combination of delivering a significant amount of annual pay in the form of stock awards combined with stock ownership and retention requirements balances the goals of encouraging sustainable results over time and rewarding those results with appropriate levels of realized compensation.

Risk Management and Clawback Features. The Committee believes that the design and governance of our executive compensation program is consistent with the highest standards of risk management. The design of our executive compensation program supports our risk management goals through a set of checks and balances.

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Rather than determining incentive compensation awards based on a single metric, the Committee applies a principles-based framework that considers multiple key performance metrics that collectively best indicate successful management and sustainable long-term performance.

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In addition to financial metrics, the Committee applies its informed judgment taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of our company.

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We use long-term equity awards that vest and pay over time to align our executive officers’ interests with the interests of our stockholders. Our significant stock ownership requirements further enhance this alignment. See “Other Pay-for-Performance Features of Our Program” below.

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Beginning with performance year 2009, equity awards to executive officers are subject to three separate and distinct “clawback” requirements that can result in the awards being canceled or prior payments recouped. These clawback requirements work together so that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct.

Our three clawback requirements are as follows:

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The equity awards are subject to a “performance-based clawback” to encourage sustainable profitability. If during the vesting period our company or the executive officer’s line of business (if applicable) experiences a loss, the Committee will assess the executive officer’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, the Committee may determine to cancel all or part of the award.

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The equity awards are also subject to a “detrimental conduct clawback.” If an executive officer engages in certain “detrimental conduct,”[2] the equity award will be canceled to the extent not yet vested. In addition, the equity awards to our executive officers authorize our company to reduce or recover from the awards any losses if it is determined that the executive officer has engaged in detrimental conduct.

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We have an Incentive Compensation Recoupment Policy covering all of our executive officers and under which our Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements. This Policy goes beyond the clawback requirements under the Sarbanes-Oxley Act that are limited to our Chief Executive Officer and Chief Financial Officer. The Board or Committee will take, in its sole discretion, action it determines necessary under the policy to remedy the misconduct and prevent its recurrence. The Board or Committee may recover the amount of compensation paid or awarded that exceeds any lower amount that would have been paid or awarded based on the restated financial results, including through reimbursement of any bonus or incentive compensation awarded or cancellation of any unvested restricted stock or outstanding stock option awards.

O	In addition, we will fully comply with the clawback requirements under the Financial Reform Act following the issuance of final rules and regulations.

The “Compensation Governance and Risk Management” section beginning on page 11 contains more information about our Compensation Governance Policy, our compensation risk management practices and the extent to which our executive officers participate in setting the amount or form of executive officer and director compensation.

[2]	“Detrimental conduct” for this purpose is defined in detail in the award agreements but generally refers to serious misconduct in the performance of duties, such as (i) fraud, unethical conduct or falsification of records, (ii) improper disclosure of confidential information, (iii) intentional violation or negligent disregard for company policies, rules and procedures, (iv) gross negligence in performance of duties and (v) acts that give rise to termination for cause.

Our 2010 Compensation Decisions

Setting 2010 Target Total Compensation. During the first quarter of 2010, or in the case of Mr. Noski at the time of his employment, the Compensation and Benefits Committee established a target total compensation opportunity for 2010 for each named executive officer, other than Mr. Cotty whose target total compensation opportunity was established when he was not an executive officer, as follows:

2010 Target Compensation

Name	Base Salary ($)	Cash Incentive ($)	Equity-Based Incentive ($)	Total ($)
Brian T. Moynihan	950,000	3,550,000	10,500,000	15,000,000
Charles H. Noski	800,000	2,400,000	4,800,000	8,000,000
Joe L. Price	800,000	2,800,000	5,400,000	9,000,000
Neil A. Cotty	650,000	1,350,000	3,000,000	5,000,000
Sallie L. Krawcheck	800,000	4,570,000	6,630,000	12,000,000
Edward P. O’Keefe	600,000	800,000	2,100,000	3,500,000
Bruce R. Thompson	800,000	2,800,000	5,400,000	9,000,000
Thomas K. Montag	800,000	7,200,000	12,000,000	20,000,000

In determining the target total compensation opportunities for 2010, the Committee considered that 2010 would be an important transition year for our company. In addition, the Committee generally took into account market trends in executive compensation among certain comparable companies as referenced below under “Competitor Groups,” but without any formulaic benchmarking. As a result, the Committee set the 2010 targets conservatively with the view that target compensation opportunities should increase in future years as our performance improves. The Committee also received advice from its independent executive compensation consultant.

Consistent with our pay-for-performance philosophy and our compensation principles, the Committee believed that the focus of the target total compensation opportunity should be on longer-term equity-based compensation that aligns the interests of our executive officers with the interests of our stockholders. Therefore, the mix of each target total compensation package shown above was heavily weighted towards performance year incentive awards with the majority of incentive awards in the form of year-end equity awards.

Mr. Moynihan’s target total compensation opportunity was set based on his responsibilities for the management and strategic direction of all of our lines of business and our company as a whole, as well as substantial obligations as the voice of our company. In establishing relative levels of target total compensation opportunities among the named executive officers, the Committee considered market trends in executive compensation applicable to different lines of business and the differences in the relative size and scope of each of our lines of business.

2010 Performance Review. During January 2011, the Committee evaluated the performance of our company, business units and the named executive officers. The Committee considered the following as key to its compensation decisions:

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Company Performance. The Committee evaluated our company’s 2010 performance on a year-over-year basis taking into account a combination of our financial performance and non-financial measures and other factors, which the Committee believes collectively best indicate successful management of our business. The Committee considered performance of our company and lines of business in light of the fact that 2010 was an important transition year for our company with a new senior management team focused on delivering long-term sustainable growth, improving core operations and addressing legacy issues. The Committee also considered our named executive officers’ accountability for bolstering our strong risk management culture as well as our company’s year-over-year performance relative to various risk metrics established for 2010 consistent with our risk appetite and risk framework. In general, with respect to our company’s financial performance and performance relative to various risk metrics, the Committee reviewed growth in tangible book value per share, improvement in our company’s Tier 1 common and tangible common equity ratios, our improved liquidity position, the decline in risk-weighted assets, the strengthening of capital and liquidity positions without dilution to stockholders, the results from the sale of non-core businesses and assets, our long-term credit rating, and various market risk indicators. The Committee also considered the performance of each line of business relative to 2010 plan and on a year-over-year basis taking into account our company’s financial performance as well as non-financial measures and other factors.

The Committee considered our company’s financial results both including and excluding the effect of goodwill impairment charges. The Committee also considered the fact that, including the goodwill impairment charges and other charges during 2010, our company reported a net loss for 2010. The Committee does not normally back out non-recurring gains or losses from its financial performance review for purposes of incentive compensation decisions. The Committee felt it was appropriate, however, to consider financial performance results excluding goodwill charges because they were non-cash items resulting from unanticipated changes required by the Financial Reform Act and other regulatory initiatives and business decisions made a number of years ago by a prior management team.

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Individual Performance. For the 2010 performance year, the Committee, and also our Board for our Chief Executive Officer, considered a number of financial and non-financial performance measures in determining the appropriate incentives for the Chief Executive Officer and the other named executive officers in the context of a recovering economy and changing regulatory environment. Generally, the Committee, and also our Board for our Chief Executive Officer, assessed the leadership, contributions and accountability of the Chief Executive Officer and the other named executive officers in the areas of creating sustainable stockholder value, risk management, and customer and associate engagement, all in the context of our company’s core values.

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CEO Performance. The Committee considered Mr. Moynihan’s strong leadership in 2010, including his successful efforts to create a solid foundation for the future success of our company, despite the challenges facing our industry and business. Mr. Moynihan’s accomplishments included:

–	Focused our Senior Leadership Team. Mr. Moynihan established a new senior leadership team of executives in 2010 to drive positive changes in our company’s culture and operations.

–	Strengthened our Balance Sheet. Under Mr. Moynihan’s leadership and direction, our company significantly strengthened its balance sheet in key risk areas compared to 2009, including improved capital and liquidity levels. These and other balance sheet improvements further aligned our company’s performance with our risk appetite.

–	Addressed Legacy Issues. Our company entered 2010 with a focus on our core operations, our customers and legacy issues. During 2010, Mr. Moynihan made progress in each of these areas, substantially increasing the focus and resources of our company to address substantial legacy issues in the Countrywide residential mortgage loan portfolio and completing the integration work on Merrill Lynch and Countrywide. In addition, our company fulfilled its commitment to increase equity by $3.0 billion through asset sales completed by December 31, 2010 related to its participation in the Troubled Asset Relief Program.

–	Enhanced our Risk Culture. Under a renewed focus, our company (a) established the bank’s new risk appetite and risk framework, (b) reduced market and credit risk across our company and (c) improved asset quality.

–	Implemented Enhanced Customer-Relationship Strategy. Mr. Moynihan laid a strong foundation for an enhanced customer-relationship strategy across all lines of business, with demonstrated progress across sectors in terms of relationship-driven products, cross-business referrals and dual coverage.

–	Increased Associate Engagement. Mr. Moynihan’s continued focus on the importance of associate inclusion and engagement was demonstrated in 2010 through his participation in a variety of global Live Associate Meetings, Town Halls, line of business meetings and location visits throughout 2010. Through these forums, Mr. Moynihan kept our company and our associates focused on our core values, operating goals and business opportunities.

–	Completed a Comprehensive Three-Year Strategic Plan. Mr. Moynihan successfully completed a comprehensive three-year strategic plan for our company, which included (a) the development and introduction of a new company vision, values and operating principles and (b) the identification of company and line of business long-term sustainable growth targets and opportunities.

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Other Executive Performance. As part of the annual performance review for our other executive officers, the Committee considered the perspectives of our Chief Executive Officer and the Global Human Resources Executive on each individual’s performance and incentive recommendations, as well as the performance of our various lines of business, business segments and functions. In particular, the Committee considered the following:

–	Mr. Noski, Chief Financial Officer (CFO). Mr. Noski joined our company as its CFO in May 2010. During his first six months, Mr. Noski achieved a number of key results, including stabilizing the CFO organization and leadership, establishing critical relationships with internal and external stakeholders, and building-out our comprehensive three-year strategic plan. Under Mr. Noski’s leadership in 2010, we benefited from increased capital and liquidity levels, focus on enterprise expense management, and progress in addressing audit-related issues.

–	Mr. Price, CFO for a portion of 2010 and currently President, Consumer and Small Business Banking. In 2010, Mr. Price demonstrated his versatility as a leader by moving from the CFO role to the role of President of Consumer and Small Business Banking with minimal disruption to either organization. By leveraging his strong command of consumer financials, Mr. Price exercised a balanced perspective in meeting customer and stockholder needs, while enhancing the operation of his division through our new customer-centric business model. Mr. Price made significant progress in responding to regulatory changes and remediating issues in the consumer division.

–	Mr. Cotty, interim CFO for a portion of 2010 and currently Chief Accounting Officer. Mr. Cotty currently serves as our Chief Accounting Officer, but assumed the role of interim CFO during a portion of 2010. Mr. Cotty’s leadership during this time was critical to the continuity of the CFO organization.

–	Ms. Krawcheck, President, Global Wealth and Investment Management (GWIM). Under Ms. Krawcheck’s leadership, GWIM produced solid profits for 2010 and set the foundation for future opportunities. Ms. Krawcheck led GWIM’s client-centric business model and stabilized the level of associate attrition. GWIM completed key platform conversion and other transition milestones with virtually no client or associate disruption. Ms. Krawcheck made foundational progress on delivering full enterprise capabilities to GWIM clients, particularly through the Global Commercial Banking partnership. Ms. Krawcheck also demonstrated a disciplined and proactive management of the company’s risk exposure related to the euro-zone financial services sector.

–	Mr. O’Keefe, General Counsel. Mr. O’Keefe effectively managed and achieved positive resolution of significant litigation matters and other legal risks during 2010. Mr. O’Keefe realigned expertise and leadership within the legal department during a critical transition year for our company through strategic assignments, internal promotions and key external hires. Mr. O’Keefe successfully delivered our risk framework message across our company, while counseling senior leaders on both reputational risk issues and the complex regulatory process.

–	Mr. Thompson, Chief Risk Officer. Under Mr. Thompson’s leadership as our Chief Risk Officer, we successfully created and implemented our new enterprise risk framework and further expanded our international risk governance programs. He also established specific risk appetite standards for each line of business. Mr. Thompson repositioned our global risk agenda, priorities and focus, which enabled our company to successfully navigate the complex regulatory landscape in 2010. He established relationships with our global regulators and oversaw the resolution of numerous open legacy regulatory issues.

–	Mr. Montag, President, Global Banking and Markets (GBAM). Under Mr. Montag’s leadership, GBAM contributed strongly to our company’s performance, gaining market share while reducing market risk and improving its operational risk compared to the prior year period. GBAM maintained our #2 global ranking and achieved a #1 U.S. ranking in net investment banking revenues for 2010 according to Dealogic. In 2010, Mr. Montag stabilized the GBAM platform and led the business into a leading global franchise, despite high volatility in the markets.

2010 Base Salary Increases. The Committee set the 2010 annual rates of base salary for Mr. Moynihan to $950,000 and for Messrs. Price, Thompson and Montag to $800,000 effective January 1, 2010. The base salary rates were set at a level that the Committee believed reflected the size and scope of their jobs and were consistent with broader market practices. The Committee also adjusted the mix of fixed and variable compensation for Ms. Krawcheck effective January 1, 2010 to reflect a level of base salary consistent with that of the heads of our other lines of business. Mr. Cotty’s base salary was increased to $650,000 effective June 1, 2010 following his service as our interim Chief Financial Officer and re-assumption of the position of Chief Accounting Officer.

2011 Base Salary Increases. The Committee increased the base salary for each of the named executive officers, other than Mr. Moynihan and Mr. Cotty, to $850,000 effective January 1, 2011. The base salaries were increased to a level that the Committee determined appropriate for internal consistency and that is reflective of the broader market trend of delivering base salary as a higher percentage, but still a relatively small portion, of total compensation.

2010 Performance Year Incentive Awards. Based on its review, the Committee concluded that our named executive officers performed well during 2010 and made significant progress in moving our company forward. However, the Committee also recognized that we did not have reported net income during 2010 and that our total stockholder return for the last several years has lagged behind our key competitors. As a result, no amounts were paid under the Executive Incentive Compensation Plan (EIC Plan) for performance year 2010. The Committee made the following decisions regarding year-end incentive awards:

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No Cash Incentives for our Executive Officers. No cash incentive awards were made to any of our executive officers. Mr. Cotty, who is no longer an executive officer, received a cash incentive award consistent with the form of incentive compensation awarded to our senior management below the executive officer level.

•	Long-Term Incentive Awards. The Committee granted long-term incentive awards to our named executive officers to focus them on our future sustainable performance.

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Cash-Settled Stock Unit Awards. Our named executive officers, other than Mr. Moynihan and Mr. Cotty, received a limited award of cash-settled stock units that vest and pay monthly over 12 months through March 2012. The Committee intends these awards to be part of a balanced mix of fixed and variable compensation, given that no cash incentive awards were paid for 2010, and to tie the actual amount received to stock price performance and continued service over the 12 months following the award.

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Performance Contingent Restricted Stock Unit Awards. Our named executive officers, other than Mr. Cotty, received the vast majority of their 2010 performance year incentive awards in the form of performance contingent restricted stock units (PRSUs). For the PRSUs, the Committee established performance goals based on our return on assets measured each quarter based on the prior 12 month period. Each performance period is comprised of four calendar quarters and occurs on a rolling quarterly basis. The first performance period is the four calendar quarters ending December 31, 2011 and the last performance period is the four calendar quarters ending December 31, 2015. Return on assets for these awards means our “return on assets” as defined under the Stock Plan calculated for the applicable performance period in accordance with generally accepted accounting principles in effect as of January 1, 2011. The portion of the PRSUs earned for a performance period depends on the level of our return on assets for the performance period, as follows:

Return on Assets for the Performance Period	Percentage of PRSUs Earned
Less than 50 basis points	0%
50 basis points	33-1/3%
65 basis points	66-2/3%
80 basis points or higher	100%

The percentage earned for performance between 50 basis points and 65 basis points or between 65 basis points and 80 basis points in any performance period will be interpolated on a straight-line basis. The number of PRSUs earned for a period will be offset by any PRSUs earned for any prior performance periods. Any portion of the PRSUs not earned in any performance period will be carried forward to each subsequent performance period. Any PRSUs not earned by December 31, 2015 will be cancelled.

PRSUs earned for performance periods in a given calendar year are settled on March 1 of the following year. To the extent earned, PRSUs will be settled 40% in cash and 60% in shares. The earliest settlement date, however, for the stock-settled portion of the PRSUs will be March 1, 2014.

As noted above, the PRSUs are subject to (i) a “performance-based clawback” (to encourage sustainable profitability in the calendar year prior to the applicable settlement date for any portion of the award earned based on performance), (ii) a “detrimental conduct clawback” (to encourage proper conduct, including compliance with our risk policies) and (iii) our Incentive Compensation Recoupment Policy.

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Time-Vesting Restricted Stock. Mr. Cotty’s long-term incentive award for performance year 2010 was delivered in the form of a restricted stock award which vests in equal installments over three years. The form of that award is consistent with the long-term incentive awards granted to senior management below the executive officer level. In addition, Ms. Krawcheck received a restricted stock award in January 2010 which vests on the third anniversary of the grant under the terms of her offer letter dated August 3, 2009. The Committee took that award into account in determining the amount of her PRSU award for 2010.

The award levels decided by the Committee for 2010 performance resulted in total compensation awards for the named executive officers below the target levels established during the year, other than Mr. Thompson who was paid at target as a result of his performance. The actual amounts realized by the named executive officers from these awards will largely depend on the future performance of our business and stock price growth.

The following table summarizes the compensation decisions made for the named executive officers for the 2010 performance year:

2010 Compensation Decisions

Name	Base Salary ($)	Year-End Cash Incentive ($)	Cash- Settled Stock Units ($)	Performance Contingent Restricted Stock Units ($)	Time Vesting Restricted Stock ($)	Total ($)
Brian T. Moynihan	950,000	0	0	9,050,000	0	10,000,000
Charles H. Noski	800,000	0	900,000	4,800,000	0	6,500,000
Joe L. Price	800,000	0	900,000	4,800,000	0	6,500,000
Neil A. Cotty	650,000	1,540,000	0	0	2,310,000	4,500,000
Sallie L. Krawcheck	800,000	0	900,000	3,800,000	3,000,000	8,500,000
Edward P. O’Keefe	600,000	0	900,000	1,500,000	0	3,000,000
Bruce R. Thompson	800,000	0	900,000	7,300,000	0	9,000,000
Thomas K. Montag	800,000	0	900,000	14,300,000	0	16,000,000

Some of these 2010 compensation decisions are not reflected in the Summary Compensation Table on page 32. The table above differs from the Summary Compensation Table in two ways. First, we determine incentive compensation amounts after the performance year concludes, while SEC rules require that the Summary Compensation Table include equity compensation in the year granted. Therefore, equity incentive compensation granted in 2010 for 2009 performance is shown in the Summary Compensation Table as 2010 compensation. Second, the Summary Compensation Table includes changes in pension value, certain nonqualified deferred compensation earnings and other elements of compensation (such as 401(k) matching contributions and perquisites) as part of total compensation. Those amounts are not shown in the table above.

The Committee’s compensation decisions for 2010 are not necessarily reflective of decisions for future performance years. For future years, the Committee will continue to evaluate each year the performance of our company, our lines of business, and our individual executive officers, including their accountability for strong risk management practices, and other factors it determines appropriate consistent with our pay-for-performance philosophy and our compensation principles. In deciding the appropriate mix and form of compensation for our named executive officers, the Committee will evaluate the balance between fixed and variable compensation and, for variable compensation, will choose the form of equity awards from a portfolio of award types, including time-vesting restricted stock.

Our Other Compensation Practices

Other Pay-for-Performance Features of Our Program

Many of our program’s other unique features further demonstrate the commitment to our pay-for-performance philosophy.

Conditions of Stock Ownership

•

We promote long-term stock ownership by our executive officers, with award features such as deferred settlement of performance-based awards and holding requirements described below. The value our named executive officers realize from equity compensation awards is dependent on future sustainable performance of our company.

•

Our Corporate Governance Guidelines include enhanced stock ownership and retention requirements for our executive officers. The Guidelines currently require (a) the Chief Executive Officer to hold at least 500,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until retirement and (b) our other executive officers to hold at least 300,000 shares (increased from 150,000 shares) of our common stock and retain at least 50% of the net after-tax shares from future equity awards until the increased ownership guideline is achieved. New executive officers have up to five years to meet these requirements. The Committee believes the updated stock retention and ownership requirements for our executive officers create an appropriate level of required long-term stock holdings by our executive officers.

•

The PRSU awards for performance during 2010 also require us to attain pre-established return on asset goals measured on a rolling four quarter basis over the five-year period of the award. These performance-based vesting requirements further tie the ultimate value of the awards to our sustainable performance over time.

•

Our Stock Plan, which is the plan under which we make equity awards to our executive officers and other key associates, prohibits discounted stock options, reload stock options or stock option re-pricing.

Severance and SERPs

•	We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

•

We also have a policy prohibiting future employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•	Our current executive officers do not accrue additional retirement benefits under any supplemental executive retirement plans (SERPs).

Other Elements of Compensation

The other elements of our executive compensation program are as follows:

Retirement Benefits

Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

We limit eligible compensation for earning benefits under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans to the first $250,000 in annual cash compensation. As a result, the Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefits under these plans.

We believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance. At the request of Mr. Moynihan, his participation in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (Fleet SERP) was frozen effective December 31, 2005, and he therefore earns no further benefits under that plan for compensation or periods of service after that date.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” on pages 40 and 42, respectively.

Perquisites and Other Fringe Benefits

Our named executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other U.S.-based salaried associates. Consistent with our pay-for-performance philosophy, we provide very limited executive fringe benefits. Because we have internal expertise on benefit, tax and financial advisory matters, we make those services available at no cost to our executive officers for their personal benefit, tax and financial planning needs. We also provide our executive officers with secured parking, home security systems and certain technology provided for business use. Our Excessive or Luxury Expenditures Policy provides for the use of corporate aircraft by senior management for conducting business on behalf of our company, including use related to reasonable business development, and approved emergency travel. In February 2011, the Board amended our Excessive or Luxury Expenditures Policy to allow the Chief Executive Officer limited personal use of our aircraft, provided that he reimburses us for the incremental operating costs.

Competitor Groups

The Committee uses a group of five leading U.S. financial services companies as the primary competitor group for periodic review of compensation levels in order to evaluate relative performance. We use these banks as our primary competitor group because we are in direct competition with them for customers, associates and investors. Also, these banks follow similar economic cycles to our own, making relative performance measurements more meaningful. These banks are: Citigroup, Goldman Sachs, JPMorgan, Morgan Stanley and Wells Fargo. In addition, given our growing global scope, the Committee periodically reviews executive compensation for a group of leading international financial institutions for a general perspective on compensation practices across the global financial services industry: Banco Santander, Barclays, BNP Paribas, Credit Suisse, Deutsche Bank, HSBC and UBS.

From time to time, the Committee also reviews executive compensation for a leading group of global companies headquartered in the U.S. spanning all industries to get a general perspective on compensation practices for companies of similar size and global scope. For 2010, these companies were: Abbott Laboratories, AT&T, Chevron, Cisco, Coca-Cola, ConocoPhillips, Exxon Mobil, General Electric, Hewlett-Packard, IBM, Intel, Johnson & Johnson, PepsiCo, Pfizer, Philip Morris, Procter & Gamble, Verizon and Wal-Mart.

The Committee uses these groups periodically to get perspective on market trends in executive compensation and evaluate relative performance, but without any formulaic benchmarking.

Timing of Equity Grants

Awards of restricted stock and stock options to executive officers and other eligible key associates are made on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key associate or awards under annual performance plans that follow a different timing cycle. We make these awards on the first day of the calendar month following approval, which for newly hired associates is on or after their actual hire date.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our common stock for the grant date.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but excludes “performance-based compensation” from this limit.

Cash incentive compensation and restricted stock awards may be provided under the stockholder-approved EIC Plan. Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Committee can determine to make all or any portion of the annual incentive award in the form of a restricted stock award under our Stock Plan. For performance year 2010, no amounts were paid under the EIC Plan.

Under our Stock Plan, awards in the form of PRSUs and stock options may be made which qualify as “performance-based compensation” under Section 162(m). Compensation realized by our executive officers through the exercise of stock options awarded in prior years should be fully deductible to us as “performance-based compensation” under Section 162(m). In addition, for performance year 2010, the PRSUs granted to our executive officers should be fully deductible to us as “performance-based compensation” under Section 162(m). The cash-settled stock units awarded for performance year 2010 to our named executive officers (other than Mr. Moynihan and Mr. Cotty) are not “performance-based compensation” under Section 162(m), and as a result may not be fully deductible when paid.

Some compensation paid to our executive officers during 2010 exceeds the applicable Section 162(m) deduction limit. While the Committee retains discretion to make compensation decisions in light of a variety of considerations, all compensation decisions for our executive officers are made after consideration of the Section 162(m) implications.

Executive Compensation

Summary Compensation Table

The following table shows compensation paid, accrued or awarded with respect to our named executive officers during the years indicated:

2010 Summary Compensation Table (1)

Name and Principal Position (2)	Year	Salary ($) (3)	Bonus ($) (4)	Stock Awards ($) (5)	Option Awards ($)	Non Equity Incentive Plan Compensation ($) (3) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Brian T. Moynihan Chief Executive Officer	2010	950,000	0	0	0	0	719,835	270,234	1,940,069
	2009	800,000	0	5,200,000	0	0	475,220	36,248	6,511,468
	2008	800,000	0	2,032,392	1,486,670	0	291,677	261,130	4,871,869
Charles H. Noski Chief Financial Officer	2010	513,333	500,000	0	0	0	0	115,001	1,128,334
Joe L. Price President, Consumer and Small Business Banking	2010	800,000	0	0	0	0	76,592	40,435	917,027
	2009	750,000	0	5,250,000	0	0	81,358	37,250	6,118,608
	2008	800,000	0	1,646,939	1,486,670	0	0	41,037	3,974,646
Neil A. Cotty Chief Accounting Officer	2010	587,500	0	1,879,483	0	1,540,000	43,702	73,608	4,124,293
Sallie L. Krawcheck President, Global Wealth and Investment Management	2010	800,000	0	5,363,064	0	0	8,578	36,598	6,208,240
	2009	391,875	1,470,000	0	0	0	0	23,998	1,885,873
Edward P. O’Keefe General Counsel	2010	600,000	0	1,105,584	0	4,856	12,939	75,758	1,799,137
Bruce R. Thompson Chief Risk Officer	2010	800,000	1,500,000	8,802,637	0	234,158	36,623	63,645	11,437,063
Thomas K. Montag President, Global Banking and Markets	2010	800,000	0	0	0	0	0	31,248	831,248
	2009	586,539	0	29,313,469	0	0	0	30,423	29,930,431

(1)	The SEC disclosure rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock and option awards granted during the year. Typically, we grant stock and option awards early in the year as part of total year-end compensation awards made for prior year performance. As a result, the amounts for stock and option awards generally appear in the Summary Compensation Table for the year after the performance year to which they relate, and therefore the 2010 Summary Compensation Table does not fully reflect the Compensation and Benefits Committee’s view of its pay-for-performance executive compensation program for a particular performance year. See the Compensation Discussion and Analysis for a discussion about how the Committee viewed its 2010 compensation decisions for executive officers.

(2)	The listed positions are those held as of December 31, 2010. Mr. Moynihan began his service as Chief Executive Officer effective January 1, 2010. Mr. Price served as Chief Financial Officer during 2008, 2009 and through February 1, 2010, at which time he accepted the position of President, Consumer and Small Business Banking. From February 1 through May 11, 2010, Mr. Cotty served as Interim Chief Financial Officer, but before and after those dates he did not serve as an executive officer of our company. Mr. Noski was hired as Chief Financial Officer effective as of May 11, 2010. Messrs. Cotty, O’Keefe and Thompson were not executive officers of our company prior to 2010. Ms. Krawcheck was hired in 2009. Mr. Montag was not an executive officer of our company prior to 2009.

(3)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans. See “Nonqualified Deferred Compensation” on page 42.

(4)	For Mr. Noski, the amount represents the signing bonus he received under his offer letter dated April 13, 2010. The signing bonus must be repaid by Mr. Noski if he voluntarily terminates his employment on or before May 28, 2011. For Ms. Krawcheck for 2009, the amount represents the signing bonus she received in September 2009 under her offer letter dated August 3, 2009. For Mr. Thompson, the amount represents a cash retention payment he received in January 2010 under his Retention Award Letter Agreement dated January 26, 2009.

(5)	Amounts shown are the aggregate grant date fair value of restricted stock awards (or for 2009, stock salary awards) granted in the year indicated. In general, the grant date fair value is based on the closing price of our common stock on the applicable grant date. However, for the stock salary awards made in 2009, the grant date fair value was the expensed amount used to determine the number of vested stock units granted. See “Nonqualified Deferred Compensation” on page 42 for a description of the 2009 stock salary awards.

The amount for 2010 for Ms. Krawcheck includes (i) $2,938,556, which is the grant date fair value of a restricted stock award granted in January 2010 in connection with her offer letter dated August 3, 2009, plus (ii) $2,424,508, which is the grant date fair value of a restricted stock award granted in February 2010 for performance during 2009.

The amount for 2009 for Mr. Montag includes (i) $20,000,008, which is the grant date fair value of a restricted stock award granted in January 2009 and required by a contractual commitment entered into by Merrill Lynch in May 2008 in connection with hiring Mr. Montag, well before the Bank of America acquisition of Merrill Lynch, plus (ii) $9,313,461, which is the grant date fair value of stock salary awards made in November and December of 2009.

Grants of restricted stock (but not stock salary) include the right to receive cash dividends only if and when the underlying award becomes vested.

(6)	For Mr. Cotty, the amount reflects the annual cash incentive award received for performance during 2010. For Mr. O’Keefe, the amount includes the portion of a 2009 long-term cash award that was paid upon vesting during 2010. For Mr. Thompson, the amount includes the portion of a 2009 long-term cash award that was paid upon vesting during 2010 plus the unpaid balance of the award as of the date during 2010 that Mr. Thompson met the eligibility requirements for Rule of 60 treatment under the award. See “Nonqualified Deferred Compensation” on page 42.

(7)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above- Market Earnings on Nonqualified Deferred Compensation ($)
Brian T. Moynihan	687,950	31,885
Charles H. Noski	0	0
Joe L. Price	76,592	0
Neil A. Cotty	43,702	0
Sallie L. Krawcheck	8,578	0
Edward P. O’Keefe	12,939	0
Bruce R. Thompson	36,623	0
Thomas K. Montag	0	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2009 to December 31, 2010. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 40.

Consistent with our pay-for-performance philosophy, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue on no more than the first $250,000 of compensation.

For Mr. Moynihan, the amount listed above under “Change in Pension Value” results primarily because he has a frozen annuity benefit under the Fleet SERP. This frozen benefit is an annual annuity payment beginning at age 60. The amount of this annuity payment has been unchanged since December 31, 2005, the date this benefit was frozen. However, the lump sum value of the frozen annuity amount will increase each year based on the passage of time (i.e., the time-value of money) because Mr. Moynihan is one year closer to his retirement age when payment of the annuity is scheduled to commence.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan that includes a 12% annual interest crediting rate for certain prior year deferrals. See “Nonqualified Deferred Compensation” on page 42.

(8)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer in 2010:

2010 All Other Compensation Table

Name	Benefit, Tax & Financial Advisory Services ($)	Use of Corporate Aircraft ($)	Matching and Other Employer Contributions ($)	Relocation Benefits ($)	Tax Gross Up ($)	Home Security / Technology & Secured Parking ($)	Total ($)
Brian T. Moynihan	23,547	233,386	12,500	0	0	801	270,234
Charles H. Noski	23,547	67,722	0	13,284	6,887	3,561	115,001
Joe L. Price	23,547	0	12,500	0	0	4,388	40,435
Neil A. Cotty	23,547	0	12,500	0	0	37,561	73,608
Sallie L. Krawcheck	23,547	0	12,250	0	0	801	36,598
Edward P. O’Keefe	23,547	0	12,250	0	0	39,961	75,758
Bruce R. Thompson	23,547	0	12,500	14,841	9,196	3,561	63,645
Thomas K. Montag	23,547	0	6,900	0	0	801	31,248

For certain of the amounts reported in this table, the incremental cost to us in providing the benefits differs from the out-of-pocket cost as follows:

Benefit	Determination of Incremental Cost
Benefit, Tax & Financial Advisory Services	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits and travel) paid with respect to our associates who provide benefit, tax and financial advisory services to our executive officers and other eligible executives.
Use of Corporate Aircraft	For corporate-owned or leased aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense and plane repositioning costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft.
Home Security	Determined based upon amounts paid by us to third parties for installation, servicing and monitoring of home security and related systems.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same corporate-owned parking structure.

The amounts for Mr. Moynihan and Mr. Noski for use of corporate aircraft reflect the aggregate incremental cost to our company for elements of business and business development related flights taken by the executive officer that are consistent with our Expenditure Policy. While we generally do not consider those amounts compensation to the executive officers, SEC disclosure rules require that we include in the Summary Compensation Table the value of certain flights or portions of certain flights as a perquisite.

The relocation benefit for Mr. Noski represents certain costs we have incurred in connection with Mr. Noski’s relocation to Charlotte, North Carolina to serve as our Chief Financial Officer. Those costs were comprised of

$13,284 related to relocation costs, including duplicate housing and other costs and a $6,887 tax gross-up on applicable amounts. Any additional relocation benefits for Mr. Noski under the terms of his Offer Letter dated April 13, 2010 are subject to the approval of the Committee.

The relocation benefit for Mr. Thompson represents the costs we incurred in connection with Mr. Thompson’s relocation to Charlotte, North Carolina to serve as our Chief Risk Officer. These costs were comprised of $14,841 related to relocation costs, including household goods shipment and storage and other costs and a $9,196 tax gross-up on applicable amounts.

The amounts for Mr. Cotty and Mr. O’Keefe for home security include $34,000 and $36,400, respectively, for the purchase and installation of an emergency home generator for business continuity purposes.

The table does not include any amounts for personal benefits provided to our named executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or leased apartments.

Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the target level of annual cash incentive awards for our named executive officers for performance during 2010, as established by the Compensation and Benefits Committee during 2010; (ii) restricted stock awards granted to certain named executive officers in February 2010 that were awarded for performance during 2009; and (iii) a restricted stock award granted to Ms. Krawcheck in January 2010 in connection with her offer letter dated August 3, 2009. The actual amount of the annual cash incentive award received by Mr. Cotty for performance during 2010 is shown in the Summary Compensation Table. No other named executive officers received cash incentive awards for 2010 performance. The Compensation Discussion and Analysis includes information about equity-based awards granted in February 2011 for performance during 2010.

Grants of Plan-Based Awards in 2010

Name	Grant Date	Stock & Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Brian T. Moynihan	—	—	3,550,000	—	—

Charles H. Noski	—	—	2,400,000	—	—

Joe L. Price	—	—	2,800,000	—	—

Neil A. Cotty	—	—	1,350,000	—	—

	2/12/2010	1/27/2010	—	130,068	1,879,483

Sallie L. Krawcheck	—	—	4,570,000	—	—

	1/15/2010	8/3/2009	—	180,723	2,938,556

	2/12/2010	1/27/2010	—	167,786	2,424,508

Edward P. O’Keefe	—	—	800,000	—	—

	2/12/2010	1/27/2010	—	76,511	1,105,584

Bruce R. Thompson	—	—	2,800,000	—	—
	2/12/2010	1/27/2010	—	609,179	8,802,637

Thomas K. Montag	—	—	7,200,000	—	—

(1)

The amounts reflected under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” heading above represent target cash incentive compensation amounts established by the Committee for our named executive officers in 2010. The Committee typically establishes target total levels of annual incentive awards and has delivered the aggregate amount of the annual cash incentive award and the annual restricted stock award for our named executive officers under the terms of the stockholder-approved EIC Plan. As disclosed in our “Compensation Discussion and Analysis” above, no amounts were paid under the EIC Plan for performance year 2010. Mr. Cotty did not participate in the EIC Plan for 2010, but instead participated in the performance incentive program generally applicable to senior management below the executive officer level.

(2)	The applicable assumptions for determining the grant date fair value of restricted stock awards are described in footnote 5 to the Summary Compensation Table.

The following describes the material terms of the restricted stock awards granted to certain of our named executive officers in February 2010 for their performance in 2009:

•	These awards become vested and payable on the third anniversary of the grant date, and are payable, net of applicable taxes, in shares of our common stock;

•	Cash dividends are accrued with interest (at the 3-year T-bill rate) and paid only if and when the underlying award becomes vested; and

•

In order to encourage sustainable, long-term performance, payment of awards on the scheduled vesting date is specifically conditioned on our company or its lines of business remaining profitable over the vesting period. If a loss is determined to have occurred:

(A)	with respect to our company, for the Chief Executive Officer, Chief Financial Officer, or any Chief Executive Officer direct report who does not lead a line of business who is part of a key control function (such as audit, compliance, human resources, legal, risk, etc.); or

(B)	with respect to our company or applicable line of business, for executive officers who lead a line of business,

then the executive officer’s accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan), (ii) the executive officer’s degree of involvement (including such factors as the executive officer’s current or former leadership role with respect to our company or line of business, and the degree to which the executive officer was involved in decisions that are determined to have contributed to the loss), (iii) the executive officer’s performance and (iv) such other factors as deemed appropriate. The Committee, together with key control functions, will review losses and the executive officer’s accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the next scheduled vesting tranche of the executive officer’s award. All such determinations will be final and binding.

The following chart shows the impact on vesting of these restricted stock awards in the event of termination of employment:

Reason for Termination	Impact on Vesting

Death	Full vesting; immediate payment

Disability	Continue to earn and pay per schedule, subject to covenants (1)

Workforce reduction/ divesture	Continue to earn and pay per schedule, subject to covenants (1)

Involuntary for cause (2)	Canceled

Involuntary without cause (other than workforce reduction/divestiture) or voluntary	Canceled, unless eligible for rule of 60 (3)

Rule of 60	Continue to earn and pay per schedule, provided the associate does not subsequently work for a named competitor and annually provides a written certification of compliance and subject to covenants (1)

(1)	Covenants for vesting purposes are non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy and (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies.

(2)	For purposes of these awards, cause is generally defined as a termination of an associate’s employment if it occurs in conjunction with a determination that the associate has (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony; (iii) failed to perform his job function(s), which Bank of America views as being material to his position and the overall business of Bank of America and its subsidiaries under circumstances where such failure is detrimental to Bank of America or any subsidiary; (iv) materially breached any written policy applicable to associates of Bank of America and its subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(3)	Rule of 60 is met when an associate has at least 10 years of vesting service under the pension plan in which he or she participates and his or her age and years of service add up to at least 60.

The following describes the material terms of the restricted stock award granted to Ms. Krawcheck in January 2010 in accordance with her offer letter dated August 3, 2009:

•	The award becomes vested and payable on the third anniversary of the grant date, and is payable, net of applicable taxes, in shares of our common stock; and

•	Cash dividends are accrued with interest (at the 3-year T-bill rate) and paid only if and when the underlying award becomes vested.

In the event of Ms. Krawcheck’s termination of employment, her award is subject to the same treatment described above in the case of death, disability and workforce reduction/divestiture. The following chart shows the impact on vesting of her award in cases that are different than described above:

Reason for Termination	Impact on Vesting

Involuntary without cause (other than workforce reduction/divestiture) (see footnote 2 above)	Continue to earn and pay per schedule, provided the associate does not subsequently work for a named competitor and annually provides a written certification of compliance and subject to covenants (see footnote 1 above)

Involuntary for cause or voluntary	Canceled

Year-End Equity Values and Equity Exercised or Vested

The following table shows certain information about unexercised options and unvested restricted stock at December 31, 2010.

Outstanding Equity Awards as of December 31, 2010

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested (#)		Market Value of Shares/Units of Stock That Have Not Vested ($) (1)
Brian T. Moynihan	138,826	—		29.68	10/15/2011	47,597	(2)	634,944
	200,000	—		46.68	2/1/2015	—		—
	180,000	—		44.36	2/15/2016	—		—
	200,000	—		53.85	2/15/2017	—		—
	—	166,667	(2)	42.70	2/15/2018	—		—
Charles H. Noski (3)	—	—		—	—	—		—
Joe L. Price	150,000	—		26.64	2/1/2011	38,570	(2)	514,524
	150,000	—		30.68	2/1/2012	—		—
	150,000	—		35.02	2/3/2013	—		—
	120,000	—		40.78	2/2/2014	—		—
	105,000	—		46.68	2/1/2015	—		—
	94,500	—		44.36	2/15/2016	—		—
	112,000	—		53.85	2/15/2017	—		—
	—	166,667	(2)	42.70	2/15/2018	—		—
Neil A. Cotty	20,000	—		30.68	2/1/2012	8,887	(2)	118,553
	40,000	—		35.02	2/3/2013	4,500	(2)	60,030
	80,000	—		40.78	2/2/2014	94,603	(4)	1,262,004
	84,000	—		46.68	2/1/2015	130,068	(5)	1,735,107
	84,000	—		44.36	2/15/2016	—		—
	84,000	—		53.85	2/15/2017	—		—
	—	63,000	(2)	42.70	2/15/2018	—		—
Sallie L. Krawcheck	—	—		—	—	180,723	(6)	2,410,845
	—	—		—	—	167,786	(5)	2,238,265
Edward P. O’Keefe	10,500	—		46.68	2/1/2015	524	(2)	6,990
	16,800	—		44.36	2/15/2016	334	(2)	4,456
	21,000	—		53.85	2/15/2017	22,260	(4)	296,948
	9,333	4,667	(2)	42.70	2/15/2018	76,511	(5)	1,020,657
Bruce R. Thompson	15,557	—		46.68	2/1/2015	13,852	(2)	184,786
	21,000	—		44.36	2/15/2016	31,807	(2)	424,305
	24,500	—		53.85	2/15/2017	1,950	(2)	26,013
	54,600	27,300	(2)	42.70	2/15/2018	91,820	(4)	1,224,879
	—	—		—	—	609,179	(5)	8,126,448
Thomas K. Montag	1,408,485	693,731	(7)	30.71	8/4/2018	297,815	(7)	3,972,852
	—	—		—	—	930,449	(8)	12,412,190

(1)	Value is based on the market value of our common stock on December 31, 2010.
(2)	Award vested February 15, 2011.
(3)	Mr. Noski had no outstanding equity awards as of December 31, 2010.
(4)	Half of the award vested February 13, 2011 and half is scheduled to vest February 13, 2012.
(5)	Award is scheduled to vest February 12, 2013.
(6)	Award is scheduled to vest January 15, 2013.
(7)	Award vested January 1, 2011.
(8)	Half of the award vested January 2, 2011 and half is scheduled to vest January 2, 2012.

The following table shows information regarding the value of options exercised and restricted stock vested during 2010.

Options Exercised and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Brian T. Moynihan	0	0	71,923	1,039,287
Charles H. Noski	0	0	0	0
Joe L. Price	0	0	44,336	640,655
Neil A. Cotty	0	0	62,735	906,521
Sallie L. Krawcheck	0	0	0	0
Edward P. O’Keefe	0	0	13,154	190,075
Bruce R. Thompson	0	0	108,315	1,565,152
Thomas K. Montag	0	0	763,041	11,510,756

(1)	Value represents the market value of our common stock on the vesting date.

Pension Benefits

The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 19—Employee Benefit Plans to the Consolidated Financial Statements for the 2010 fiscal year included in our Form 10-K filed with the SEC on February 25, 2011.

Pension Benefits in 2010

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian T. Moynihan	Legacy Fleet Pension Plan	17.75		183,031	0
	RIAP	17.75		150,290	0
	Fleet SERP (frozen)	12.75	(1)	5,905,568	0
Charles H. Noski (2)	Bank of America Pension Plan	0		0	0
	Pension Restoration Plan	0		0	0
Joe L. Price	Bank of America Pension Plan	18.00		183,902	0
	Pension Restoration Plan	18.00		322,560	0
Neil A. Cotty	Bank of America Pension Plan	14.83		163,257	0
	Pension Restoration Plan	14.83		210,408	0
Sallie L. Krawcheck	Bank of America Pension Plan	1.42		8,405	0

	Pension Restoration Plan	1.42		173	0
Edward P. O’Keefe	Bank of America Pension Plan	6.42		49,995	0
	Pension Restoration Plan	6.42		5,873	0
Bruce R. Thompson	Bank of America Pension Plan	14.42		170,749	0
	Pension Restoration Plan	14.42		640,695	0
Thomas K. Montag (3)	N/A	—		—	—

(1)	Mr. Moynihan’s years of credited service under the Fleet SERP is lower than his years of credited service under the other pension plans and his actual service with us because the Fleet SERP is a frozen plan. Mr. Moynihan requested that his participation in the Fleet SERP be frozen effective December 31, 2005; therefore, his years of credited service under the Fleet SERP reflect his service through December 31, 2005.

(2)	No amount is shown for Mr. Noski because he had not met the eligibility requirements for participation in the Bank of America Pension Plan and Pension Restoration Plan as of December 31, 2010.

(3)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor the Bank of America Pension Plan, a tax-qualified cash balance pension plan which is available to nearly all of our associates (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy Companies (Legacy Companies Plan) or associates who work in business units not covered by a pension plan. The named executive officers participate in the Bank of America Pension Plan, other than (i) Mr. Moynihan, who participates in the Bank of America Pension Plan for Legacy Fleet, which is a component document of the Legacy Companies Plan (Legacy Fleet Pension Plan), (ii) Mr. Noski, who is not yet eligible to participate in a tax-qualified pension plan, and (iii) Mr. Montag, who does not participate in a tax-qualified pension plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: (i) “compensation credits” and (ii) “investment/interest credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan. Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($245,000 for 2010). The applicable compensation credit percentage ranges between 4% and 6% under the Bank of America Pension Plan and between 3% and 7.5% (or between 6% and 15% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case determined by a schedule based on years of service and age measured at certain points in time.

The amount of “investment/interest credits” under the Bank of America Pension Plan depends on when the related compensation credits were made. Compensation credits made before 2008 receive “investment credits” based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures, which correspond to the investment funds available under the Bank of America 401(k) Plan. Compensation credits made after 2007 receive “interest credits” equal to the yield of the 10-year U.S. Treasury Note. All compensation credits made under the Legacy Fleet Pension Plan receive “interest credits,” based on the yield of the 1-year Treasury Bill, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plans and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan. The named executive officers participate in the Bank of America Pension Restoration Plan (Pension Restoration Plan) other than (i) Mr. Moynihan, who participates in the Retirement Income Assurance Plan for Legacy Fleet (RIAP), (ii) Mr. Noski, who is not yet eligible to participate in the Bank of America Pension Plan, and (iii) Mr. Montag, who does not participate in a comparable plan.

Both the Pension Restoration Plan and the RIAP are nonqualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s Pension Restoration Plan or RIAP account, as applicable. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Participants in the RIAP with a benefit earned or vested after December 31, 2004 also were given a similar one-time opportunity during 2006 to elect the form and timing of payment of RIAP benefits earned and vested after December 31, 2004. Participants may make a separate payment election for RIAP benefits earned and vested on or before December 31, 2004 based on the provisions of the RIAP in effect on December 31, 2004. Pension Restoration Plan and RIAP participants may change their payment elections in limited circumstances.

Frozen Fleet SERP. At Mr. Moynihan’s request, we froze his participation in the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under the Fleet SERP for Mr. Moynihan.

Prior to being frozen, the Fleet SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the Legacy Fleet Pension Plan and RIAP.

The frozen Fleet SERP benefits are expressed as an annual joint and 75% survivor annuity commencing at age 60. The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. At the time his benefit was frozen, Mr. Moynihan elected to receive an actuarially equivalent lump sum payment of his plan benefits. Actuarial equivalency is based on the actuarial assumptions that were in effect under the Legacy Fleet Pension Plan for 2005, the year the Fleet SERP was frozen.

Nonqualified Deferred Compensation

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation in 2010

Name	Plan Name	Executive Contributions in 2010 ($) (1)	Registrant Contributions in 2010 ($) (2)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($) (3)
Brian T. Moynihan	401(k) Restoration Plan	7,143	250	22,161	0	209,735
	ESP	0	0	45,629	0	311,028
	Fleet Deferred Compensation Plan	0	0	86,761	0	809,768
	Stock Salary Award	0	0	(467,169)	1,520,795	3,177,721
Charles H. Noski	401(k) Restoration Plan	0	0	0	0	0
Joe L. Price	401(k) Restoration Plan	37,100	10,050	255,281	0	1,897,539
	Stock Salary Award	0	0	(460,251)	1,498,447	3,130,618
Neil A. Cotty	401(k) Restoration Plan	3,455	250	112,235	0	2,923,976
	Long-Term Cash Award	0	0	0	20,467	40,935
Sallie L. Krawcheck	401(k) Restoration Plan	0	0	0	0	0
Edward P. O’Keefe	401(k) Restoration Plan	0	0	64,096	0	701,299
Bruce R. Thompson	401(k) Restoration Plan	34,021	250	82,620	0	2,525,372
	Long-Term Cash Award	0	156,106	0	0	156,106
Thomas K. Montag	Stock Salary Award	0	0	(816,489)	2,658,159	5,553,762

(1)	Amounts in this column represent named executive officer elective deferrals credited during 2010 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of base salary otherwise payable in 2010.

(2)	Amounts in this column represent matching contributions credited during 2011 under the Bank of America 401(k) Restoration Plan, which were determined based on 2010 deferrals. In addition, for Mr. Thompson, the table includes an amount representing the unpaid portion of his 2009 long-term cash award as of the date during 2010 that Mr. Thompson met the eligibility requirements for Rule of 60 treatment under the award.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2010 Contributions and Earnings Reported As Compensation in 2010 Summary Compensation Table	Amounts in “Aggregate Balance at December 31, 2010” Column Reported As Compensation in Summary Compensation Tables for Prior Years
Brian T. Moynihan	39,278	5,544,145
Charles H. Noski	0	0
Joe L. Price	47,150	5,595,250
Neil A. Cotty	3,705	0
Sallie L. Krawcheck	0	0
Edward P. O’Keefe	0	0
Bruce R. Thompson	250	0
Thomas K. Montag	0	9,313,461

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Stock Salary. Certain of the named executive officers received stock salary awards during 2009. These awards were granted in connection with our participation in the Troubled Asset Relief Program during 2009 in accordance with Treasury Department regulations and determinations by the Office of the Special Master of TARP Executive Compensation. The material terms of the awards are as follows:

•	The awards were vested upon grant.

•

The awards were payable in 36 monthly installments beginning January 2011, provided that payments would be accelerated by 12 months upon repayment of our TARP financing. As a result of our repayment of all TARP financing in December 2009, the payment schedule was accelerated to 36 monthly installments beginning January 2010.

•	The awards do not receive any dividends or dividend equivalents.

•

Payments are made in cash based on the closing price of our common stock on the last business day of each month during the payment period. Section 16 filings are made with the SEC on a monthly basis upon settlement of these units in cash because the value of these stock salary awards is linked to the value of our common stock.

•

Although vested, payments are not accelerated for termination of employment (except for death) and are subject to forfeiture (in whole or in part) in case of termination for cause or violation of certain covenants regarding detrimental conduct, solicitation and violation of anti-hedging or derivative transaction policies.

•

We retain the right to reduce or recover from the stock salary any losses if it is determined that a named executive officer engaged in certain detrimental conduct or engaged in certain hedging or derivative transactions involving our common stock.

•	The awards also specifically provide that they are subject to the Incentive Compensation Recoupment Policy and the recoupment requirements under TARP.

401(k) Restoration Plan. The named executive officers, other than Mr. Montag, are eligible to participate in the Bank of America 401(k) Restoration Plan (401(k) Restoration Plan). Mr. Noski and Ms. Krawcheck elected not to participate in the 401(k) Restoration Plan for 2010. Mr. Montag does not participate in a comparable plan.

The 401(k) Restoration Plan is available to certain associates with annual salary or total cash compensation in excess of the compensation limit applicable to tax-qualified plans (for participation in 2010, this was $245,000). The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Companies (401(k) Plans) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, no matching contributions are made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (Fleet Deferred Compensation Plan), which is a nonqualified retirement savings plan intended to provide eligible associates with the ability to defer receipt of certain types of compensation. Mr. Moynihan deferred incentive awards under this plan during the period from 1994 to 1997. No deferrals have been permitted under this plan since 2002.

Deferrals made under the plan before 1998 are credited with interest at an annual rate of 12%. Under the terms of the plan, as a result of the FleetBoston acquisition, we cannot amend the plan to change this rate. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4% and deferrals made under the plan in 2002 receive interest based on the return for 1 year T-bills.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants were able to schedule an in-service payment at the time deferral elections were originally made. Participants may also request unplanned in-service distributions in limited emergency situations and in-service withdrawals in the absence of hardship also are permitted subject to a withdrawal penalty.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Supplemental Plan (ESP). Similar to the 401(k) Restoration Plan, the ESP provided “make up” benefits for certain participants in The Bank of America 401(k) Plan for Legacy Companies whose contributions were adversely affected due to limits applicable to tax-qualified plans. However, no contributions have been made to the ESP since December 31, 2004.

Accounts under the ESP are adjusted for investment gains and losses based on the performance of four hypothetical investment choices selected by the participant. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans. Investment returns in 2010 for the following investment choices were: Columbia Core Bond Fund, 6.65%; Columbia Large Cap Growth Fund, 17.45%; Invesco Basic Balance Fund, 7.33%; and Stable Value Fund, 3.4%. Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. However, participants younger than age 55 may not elect installments. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants may also request unplanned in-service distributions in limited emergency situations.

Long-Term Cash Awards. Mr. Cotty and Mr. Thompson each received a long-term cash award in February 2009 related to performance during 2008 under a program applicable below the executive officer level. These awards provide payment of a stated cash amount not linked to the value of our common stock in three annual installments on the first, second and third anniversaries of the grant date. Interest was taken into account when the stated cash amount was initially determined, and no additional interest accrues on the award during the three-year payment period.

Generally, the executive must remain employed through each scheduled payment date to receive payment, and a voluntary termination by the executive or termination by our company for cause prior to the scheduled payment date results in forfeiture. However, for an executive who meets the Rule of 60 (see “Potential Payments Upon Termination or Change in Control” below for a definition of “Rule of 60”), the award continues to vest if the executive complies with certain covenants, does not go to work for a named competitor during the original payment period, and annually provides us with a written certification that he or she is in compliance with this requirement. For SEC disclosure rule purposes, we treat these long-term cash awards as “vested” and report the amounts as earned in the Summary Compensation Table as of the date the executive is eligible for Rule of 60 treatment, and therefore the portion of the award payable after that date is reported in the table above as nonqualified deferred compensation. Mr. Cotty met the eligibility requirements for Rule of 60 treatment at the date of grant of his long-term cash award, and Mr. Thompson met those requirements during 2010.

Potential Payments Upon Termination or Change in Control

We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

Our restricted stock and stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. The awards include provisions that may permit continued vesting of the award per the original vesting schedule if the executive complies with certain covenants and subject to any applicable performance-based clawback provisions. In particular, for awards granted for performance year 2009 and later:

•

If the executive resigns or is terminated without cause after meeting the “Rule of 60,” the award continues to vest if the executive complies with certain covenants, does not go to work for a named competitor during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. Rule of 60 is met when an associate has at least 10 years of service and his or her age and years of service add up to at least 60. Currently, each of the named executive officers, other than Ms. Krawcheck, Mr. Montag, Mr. Noski and Mr. O’Keefe, meets the Rule of 60. As an inducement to Mr. Noski to accept his offer of employment, his April 2010 offer letter provides that he will be treated as meeting any retirement provisions for equity awards, such as Rule of 60, if he resigns or is terminated without cause after attaining age 60. To receive this treatment, Mr. Noski must comply with all applicable covenants in the equity award agreements and provide our company with a general release of claims. See below for additional information regarding Mr. Montag.

•

If the executive is terminated without cause in connection with a workforce reduction or divestiture, the award continues to vest if the executive complies with certain covenants and executes any required release of claims, but non-competition provisions do not apply.

•

In both cases above, the awards remain subject to the performance-based clawback, and as a result may be canceled in whole or in part if losses occur during the vesting period. The awards also remain subject to cancellation or recovery if the executive is found to have engaged in detrimental conduct.

Mr. Montag entered into an offer letter with Merrill Lynch in 2008 when he was first hired that includes special provisions related to his equity awards. Under his offer letter, Mr. Montag’s equity awards must continue to vest per the vesting schedule, subject to any conditions in the applicable award agreements (other than a non-compete) for any involuntary termination without cause or resignation for “good reason.” No additional cash severance payments are due under his offer letter. See the chart below for additional detail on the definition of “good reason” under his agreement. In addition, under his offer letter, Mr. Montag is deemed to meet any “career retirement” provisions for equity awards, such as Rule of 60, upon the third anniversary of his date of hire.

The following chart shows the value of restricted stock and stock option awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete or compliance with covenants, as applicable, for a termination of employment and/or a change in control as of December 31, 2010. For this purpose, restricted stock was valued at our closing price as of December 31, 2010, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options. On this basis, as of December 31, 2010 all of the unvested stock options had a value of $0. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of our common stock.

Potential Payments Upon Termination or Change in Control as of December 31, 2010

Name	For Cause	Death	Disability		Workforce Reduction / Divestiture
	Forfeit ($)	Immediate Vesting ($)	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)
Brian T. Moynihan	634,944	634,944	634,944	0	634,944	0	0
Charles H. Noski	0	0	0	0	0	0	0
Joe L. Price	514,524	514,524	514,524	0	514,524	0	0
Neil A. Cotty	3,216,629	3,216,629	1,481,522	1,735,107	850,520	2,366,109	0
Sallie L. Krawcheck	4,649,110	4,649,110	0	4,649,110	0	4,649,110	0
Edward P. O’Keefe	1,338,765	1,338,765	318,108	1,020,657	169,634	1,020,657	148,474
Bruce R. Thompson	10,678,583	10,678,583	2,552,135	8,126,448	1,939,695	8,126,448	0
Thomas K. Montag (2)	16,385,042	16,385,042	16,385,042	0	16,385,042	0	0

Name	Any Other Involuntary Termination Without Cause			Voluntary Termination		Upon Change in Control (3)
	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)	Immediate Vesting ($)	No Impact, Vest per Schedule ($)
Brian T. Moynihan	634,944	0	0	634,944	0	634,944	0
Charles H. Noski	0	0	0	0	0	0	0
Joe L. Price	514,524	0	0	514,524	0	514,524	0
Neil A. Cotty	159,488	3,057,141	0	3,216,629	0	3,175,694	40,935
Sallie L. Krawcheck	0	2,410,845	2,238,265	0	4,649,110	4,649,110	0
Edward P. O’Keefe	16,704	0	1,322,061	0	1,338,765	1,329,051	9,714
Bruce R. Thompson	1,301,243	9,377,340	0	9,718,231	960,352	9,986,431	692,152
Thomas K. Montag (2)	16,385,042	0	0	3,972,852	12,412,190	12,412,190	3,972,852

(1)	For awards granted for performance year 2008 included in this chart, the conditions to continued vesting per schedule generally relate to “Rule of 60” treatment, as described above. Beginning with awards granted for performance year 2009, the conditions to continued vesting include (i) compliance with covenants regarding non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies and (ii) the performance-based clawback described above, and for “Any Other Involuntary Termination Without Cause” and “Voluntary Termination” also include the “Rule of 60” conditions described above.

(2)	Mr. Montag’s 2008 offer letter defines cause as (i) his engagement in (A) willful misconduct resulting in material harm to our company or (B) gross negligence in connection with the performance of his duties; or (ii) his conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of company assets, or that would disqualify him from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “Any Other Involuntary Termination Without Cause” includes a resignation by him for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority, (ii) the executive’s reporting to an executive other than the CEO of Merrill Lynch & Co., Inc. during the three-year period beginning on August 4, 2008, or (iii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated associates.

(3)	For equity awards granted before April 2010, the terms of the Bank of America Corporation 2003 Key Associate Stock Plan provided for “single trigger” full vesting upon a change in control. The Key Associate Stock Plan was amended and approved by our stockholders at our 2010 annual meeting. For awards granted under the amended Key Associate Stock Plan after April 2010, “single trigger” vesting no longer applies. Instead, the Compensation and Benefits Committee may provide for vesting only if the participant’s employment is terminated in connection with a change in control (i.e., “double trigger” vesting).

Following termination of employment, our named executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate to the extent vested. The value of those benefits as of December 31, 2010 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” (Please note that the “Nonqualified Deferred Compensation Table” includes the value of stock salary awards.) There are no special or enhanced benefits under those plans for our named executive officers, and all of our named executive officers, other than Ms. Krawcheck, are fully vested in those benefits. Ms. Krawcheck will become fully vested in her benefits under the Bank of America Pension Plan and Pension Restoration Plan after she completes three years of service. However, under the Bank of America Pension Plan and Pension Restoration Plan, participants can become fully vested in their benefits prior to completion of three years of service in case of death, disability, or termination due to workforce reduction, realignment, or similar measure. If Ms. Krawcheck had experienced any of those events as of December 31, 2010, she would have become vested in her Bank of America Pension Plan and Pension Restoration Plan benefits in the amounts set forth in the “Pension Benefits” section above.

Under the Retention Award Letter Agreement with Mr. Thompson dated January 26, 2009, he was due his final retention payment of $1,500,000 if he remained employed through January 1, 2011. The Retention Award Letter Agreement also provided that if Mr. Thompson’s employment had been terminated due to job elimination, death or disability during 2010, he would have remained eligible to receive that final payment. Any other termination of employment before that date would have resulted in forfeiture of the payment. These termination provisions were not applicable, however, because Mr. Thompson has remained employed. No further amounts are payable under the Retention Award Letter Agreement after January 1, 2011.

We make benefit, tax and financial advisory services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

Bank of America associates who retire and meet the Rule of 60 have access to continued coverage under our group health plan, but the associate generally must pay for the full cost of that coverage on an after-tax basis without any employer subsidy. Under an agreement entered into with Merrill Lynch, Mr. Montag will be able to access non-subsidized retiree medical coverage if he retires before attaining the Rule of 60, so long as he does not work for or accept another position with a competitor.

Stock Ownership of Directors and Executive Officers

As of March 16, 2011, we did not know of any person who beneficially owned 5% or more of any class of our voting securities. The following table shows the number of shares of our common stock beneficially owned as of March 16, 2011 by each director, each listed officer, and the directors, listed officers and other executive officers as a group. Each director, each listed officer and the directors, listed officers and other executive officers as a group beneficially owned less than 1% of our outstanding common stock. Unless otherwise noted, all shares of our common stock are subject to the sole voting and investment power of the directors and listed officers.

Name	Beneficial Ownership			Stock Units (1) (2)	Total
	Shares and Restricted Shares	Options Exercisable within 60 days of 3/16/2011	Total Beneficial Ownership
Mukesh D. Ambani	—	—	—	—	—
Susan S. Bies	19,982	—	19,982	—	19,982
William P. Boardman (3)	28,008	—	28,008	—	28,008
Frank P. Bramble, Sr.	111,680	—	111,680	39,740	151,420
Virgis W. Colbert	39,495	—	39,495	9,018	48,513
Neil A. Cotty	108,875	455,000	563,875	335,807	899,682
Charles K. Gifford (4)	313,489	—	313,489	49,131	362,620
Charles O. Holliday, Jr.	54,650	—	54,650	—	54,650
D. Paul Jones, Jr.	63,782	—	63,782	—	63,782
Sallie L. Krawcheck	63,705	—	63,705	665,726	729,431
Monica C. Lozano	3,000	—	3,000	40,291	43,291
Thomas J. May (5)	34,340	—	34,340	78,928	113,268
Thomas K. Montag	1,285,538	2,102,216	3,387,754	1,868,973	5,256,727
Brian T. Moynihan	485,904	885,493	1,371,397	830,343	2,201,740
Charles H. Noski	21,000	—	21,000	385,804	406,804
Edward P. O’Keefe	52,724	62,300	115,024	247,107	362,131
Donald E. Powell (6)	33,150	—	33,150	9,920	43,070
Joe. L. Price	123,382	898,167	1,021,549	592,322	1,613,871
Charles O. Rossotti	19,929	—	19,929	50,240	70,169
Robert W. Scully	117,155	—	117,155	—	117,155
Bruce R. Thompson	267,870	142,957	410,827	1,212,360	1,623,187
All directors, listed officers and other executive officers as a group (24 persons) (7)	3,755,085	6,928,950	10,684,035	7,994,690	18,678,725

(1)	For non-management directors, includes stock units credited to their accounts pursuant to deferrals made under the terms of the Director Deferral Plan. These stock units are not considered beneficially owned under SEC rules. Each unit has a value equal to the fair market value of a share of our common stock. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement if vested at that time. For Mr. Rossotti, also includes 6,206 stock units payable in cash held under the Merrill Lynch Non-Employee Fee Deferral Plan.

(2)	Includes the following stock units which are not treated as beneficially owned under SEC rules because they cannot be acquired within 60 days of March 16, 2011 and/or will be paid in cash:

Name	RSUs	Stock Salary Units	Cash-Settled Stock Units (CSUs)	Performance Contingent RSUs (PRSUs)	Total Stock Units
Neil A. Cotty	335,807	—	—	—	335,807
Sallie L. Krawcheck	348,509	—	56,585	260,632	665,726
Thomas K. Montag	465,224	366,368	56,585	980,796	1,868,973
Brian T. Moynihan	—	209,629	—	620,714	830,343
Charles H. Noski	—	—	56,585	329,219	385,804
Edward P. O’Keefe	87,641	—	56,585	102,881	247,107
Joe L. Price	—	206,518	56,585	329,219	592,322
Bruce R. Thompson	655,089	—	56,585	500,686	1,212,360
All listed officers and other executive officers as a group	2,409,234	1,107,217	452,680	3,748,291	7,717,422

Each stock unit has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. Therefore, these stock units are not considered beneficially owned shares under SEC rules. RSUs include the right to receive dividend equivalents and will be paid in shares of our common stock at vesting or, in certain circumstances, after termination of employment. Stock salary units and CSUs do not include the right to receive dividend equivalents and will be paid in cash as described in the Compensation Discussion and Analysis and Nonqualified Deferred Compensation sections above, respectively. PRSUs include the right to receive dividend equivalents and vest subject to the attainment of pre-established performance goals. To the extent earned, PRSUs will be settled 40% in cash and 60% in shares of our common stock, as described in the Compensation Discussion and Analysis section above.

All of these units currently qualify for purposes of compliance with our stock ownership and retention requirements, except for PRSUs which qualify only when earned, because they are economically comparable to owning shares of our common stock.

(3)	Mr. Boardman also owned 30,000 warrants, each of which represents the right to purchase one share of our common stock at an exercise price of $13.30 per share.

(4)	Includes 1,090 shares of our common stock held by Mr. Gifford as a custodian for two of his children and 100,000 shares of our common stock that Mr. Gifford has pledged as collateral.

(5)	Includes 22,118 stock units held under the FleetBoston Director Stock Unit Plan, 3,071 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, 5,395 stock units held under the Bank Boston Director Stock Award Plan and an interest in 1,613 shares under a deferred compensation plan of Mr. May’s current employer.

(6)	Mr. Powell also owned 1,425 depositary shares of 7.25% Non-Cumulative Preferred Stock, Series J, which represents less than 1% of such preferred stock.

(7)	Such persons had sole voting and investment power over 10,652,841 shares of our common stock and shared voting or investment power or both over 31,194 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, and written representations from each reporting person that no other reports are required, we believe that during 2010 all reporting persons complied with the Section 16(a) filing requirements. Additionally, an amended Form 3 was filed in 2010 on behalf of Ms. Krawcheck to report an inadvertent omission of 705 shares of our common stock owned by her spouse from a Form 3 filed in 2009.

Audit Committee Report

We currently consist of five members of our Board and are each independent of our company and management under the NYSE listing standards, our Categorical Standards and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the Audit Committee charter. The charter sets forth our responsibilities and how we carry out those responsibilities.

Management is responsible for our company’s consolidated financial statements. PricewaterhouseCoopers LLP (PwC), our company’s registered independent public accounting firm, is responsible for planning and conducting an audit of our company’s consolidated financial statements. We approve and provide direct oversight of PwC, including PwC’s assessment of management’s assertion of the effectiveness of our company’s disclosure controls and procedures. We exercise oversight of the integrity of our company’s consolidated financial statements and the effectiveness of our company’s system of internal controls and policies and procedures for managing and assessing risk. We also oversee the corporate audit function, which is managed by our company’s Corporate General Auditor.

We have reviewed and discussed with management and with PwC our company’s December 31, 2010 audited financial statements, along with management’s assessment of the effectiveness of our company’s internal control over financial reporting and PwC’s evaluation of our company’s internal control over financial reporting. In addition, we have discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU Section 380, Communication with Audit Committees, as currently in effect.

We have confirmed with PwC their independence from our company and received all required written disclosures and correspondence required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

We have evaluated and concluded the non-audit services provided by PwC to our company comply with SEC independence rules.

In connection with the previously disclosed February 2010 settlement agreement with the SEC, we retained independent disclosure counsel and engaged our independent auditor, PwC, to assess and issue an attestation report on our company’s disclosure controls and procedures.

Based on the review and discussions referred to above, we recommended to our Board that the December 31, 2010 audited financial statements and related footnotes be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee:

Charles O. Rossotti, Chair

Susan S. Bies

D. Paul Jones, Jr.

Donald E. Powell

Robert W. Scully

Proposal 4: Ratification of the Registered Independent Public Accounting Firm for 2011

The Audit Committee has selected PwC as our registered independent public accounting firm to audit the financial statements of Bank of America and its subsidiaries for the year ending December 31, 2011. Although it is not required to do so, the Audit Committee is submitting its selection of PwC to our stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the selection of PwC, the Committee will consider a change in our registered independent public accounting firm for 2012.

PwC has advised the Committee that they are an independent accounting firm with respect to Bank of America and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws. Representatives of PwC will be present at our annual meeting and will have an opportunity to make a statement if they choose and will be available to respond to appropriate stockholder questions.

PwC’s 2010 and 2009 Fees

PwC’s fees for professional services rendered in or provided for 2010 and 2009, as applicable, were:

	2010	2009
	(in millions)
Audit Fees	$95.6	$94.8
Audit-Related Fees	$11.6	$11.1
Tax Fees	$16.0	$20.8
All Other Fees	$0.4	$1.3
Total Fees	$123.6	$128.0

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of domestic and international statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services rendered during the fiscal year.

All Other Fees. All other fees consist primarily of amounts billed by PwC for benefit plan advisory services.

Audit Committee Pre-Approval Policies and Procedures

On an annual basis, the Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit, audit-related services, tax services or all other services must be submitted to members of our general audit function or tax function to determine if the services are included within the pre-approved list of services that have received Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Committee at its next meeting.

All of the fees paid to PwC in 2010 were pre-approved by the Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

Our Board recommends a vote “FOR” ratification of the registered independent public accounting firm for 2011 (Proposal 4 on the proxy card).

Proposals 5 through 12: Stockholder Proposals

The Board has considered the stockholder proposals below and has recommended a vote on each of these proposals for the reasons set forth following each proposal. Each of the following stockholder proposals will be voted on at our annual meeting if properly presented by or on behalf of the stockholder proponents, unless the SEC concurs that the proposal is otherwise excludable under SEC rules.

Proposal 5: Disclosure of Government Employment

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holder of 2,423 shares of our common stock outstanding has advised us that she intends to introduce the following resolution:

RESOLVED: “That the stockholders of Bank of America assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at Bank of America because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State or Regulatory Agencies.” “Last year the owners of 683,092,678 shares, representing approximately 12.1% of shares voting, voted FOR this proposal”

“If you AGREE, please mark your proxy FOR this resolution.”

Board’s Response to Proposal 5

The Board recommends a vote “AGAINST” Proposal 5 for the following reasons:

•	current laws and regulations, as well as our company’s policies, provide sufficient safeguards against misconduct or conflicts of interest involving dealings by associates with governmental officials;

•	the list sought by the proposal would not provide shareholders with any meaningful information; and

•	part of the list sought by the proposal is duplicative of some other disclosures.

The Board selects and engages its employees, directors and consultants on the basis of their qualifications, experience and integrity. When a former government employee is hired, any such employee and our company are subject to laws that regulate the activities of former government officers.

The Board believes current laws and regulations, as well as our company’s policies, provide sufficient safeguards against improper conduct or influence by our associates and professional service providers when dealing with governmental officials. Our company recognizes that instilling and maintaining public trust through the actions of its associates is critical to the success of Bank of America. Our company also has implemented a number of different controls to identify and manage actual, potential or perceived conflicts of interest, including those involving governmental officials and agencies.

The proposal also would require our company to conduct inquiries into the backgrounds of a significant number of individuals employed or retained by our company for professional services, such as consultants, lobbyists, investment bankers, accountants and attorneys. Such professional service providers are governed by conflict of interest and professional conduct rules and may also have only a limited relationship to our company.

Finally, SEC regulations require our company to disclose in our annual report on Form 10-K and/or in this proxy statement the business experience during the past five years of our executive officers and directors, including disclosure of any governmental employment. As a result, the more significant information sought by the proposal is unnecessary as it is already disclosed to our stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 6: Stockholder Action by Written Consent

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021, holder of 4,452 shares of our common stock outstanding, has advised us that he intends to introduce the following resolution:

6 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” takeover defenses and “High Concern” in executive pay with $29 million for Thomas Montag. Also alarming was the news that our company planed to make discretionary year-end incentive awards.

The Corporate Library said our company now has a risk committee, but Committee Chairman Frank Bramble had management ties: he was Vice Chair of MBNA Corporation, which our company bought in 2005. Furthermore, CEO Brian Moynihan was an insider who served at FleetBoston under former BAC Chairman Charles Gifford (who led FleetBoston before BAC acquired it, and who sat on the search committee that tapped Moynihan).

Mr. Gifford remained on the board along with two other directors (Thomas May and Thomas Ryan) who served together at FleetBoston. It seemed that a FleetBoston “old guard,” including the CEO and his former boss, remained as the real power center of the new board.

Virgis Colbert (Chairman of our Nomination Committee) was marked as a “Flagged (Problem) Director” because of his directorship at Delphi Corporation immediately preceding bankruptcy. Charles Gifford (an inside-related director) and Thomas May were marked as “Flagged (Problem) Directors” due to their involvement with the FleetBoston board, which approved a major round of executive pay rewards even as FleetBoston was under investigation for multiple instances of improper activity.

Problem directors Colbert and May were given seats on our Nomination Committee. Six of our directors received 9% to 22% in negative votes.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 6.

Board’s Response to Proposal 6

The Board recommends a vote “AGAINST” Proposal 6 for the following reasons:

•	stockholders with 10% or more of our outstanding common stock are entitled to call a special meeting of stockholders;

•	matters that require stockholder vote should be presented to and voted on by all stockholders; and

•	we welcome communication with all stockholders regarding all corporate matters.

Action by written consent does not require communication to all stockholders. A stockholder seeking action by written consent often solicits the fewest possible stockholders to take action, rather than seeking input from all stockholders and thereby disenfranchises those stockholders who do not have the opportunity to participate. Stockholder meetings ensure that significant corporate action is taken only when all stockholders have prior notice of the meeting and the opportunity to take action. Moreover, permitting stockholder action by written consent could create confusion and disruption in a publicly-held corporation of our size. Multiple stockholders or groups of stockholders would be permitted to solicit written consents at any time and as frequently as they chose on a wide range of issues, some of which consents could be duplicative or conflicting.

Stockholders are entitled to introduce and vote on important matters at our annual meeting. In addition to our annual meeting, stockholders owning 10% or more of our outstanding common stock are entitled to call a special meeting of stockholders. In the event that important matters arise between our annual meetings, the Board, our Chairman of the Board, the Chief Executive Officer or our President also can call special stockholder meetings. We believe that the orderly stockholder meeting process currently in place is preferable to the more chaotic corporate state of affairs that could arise in connection with permitting stockholders to take action by written consent.

We welcome dialogue with all stockholders regarding all corporate matters. Methods for communicating with the Board are described under “Corporate Governance – Communications with our Board” on page 13. Communications are also welcome through our Investor Relations website at http://investor.bankofamerica.com.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 7: Mortgage Servicing Operations

The Comptroller of the City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund and as custodian of the New York City Board of Education Retirement System, 1 Centre St., New York, New York 10007, collective holders of 29,725,135 shares of our common stock outstanding, has advised us that it intends to introduce the following resolution:

Whereas:

Bank of America Corporation is a leading originator, securitizer and servicer of home mortgages.

Reports of widespread irregularities in the mortgage securitization, servicing and foreclosure practices at a number of large banks, including missing or faulty documentation and possible fraud, have exposed the Company to substantial risks.

According to these reports, the specialized needs of millions of troubled borrowers overwhelmed bank operations that were designed to process routine mortgage payments. As the New York Times (10/24/10) reported, “computer systems were outmoded; the staff lacked the training and numbers to respond properly to the flood of calls. Traditional checks and balances on documentation slipped away as filing systems went electronic, and mortgages were packaged into bonds at a relentless pace.”

Morgan Stanley estimated as many as 9 million U.S. mortgages that have been or are being foreclosed may face challenges over the validity of legal documents.

Mortgage servicers are required to act in the best interests of the investors who own the mortgages. However, a foreclosure expert testified before the Congressional Oversight Panel that perverse financial incentives lead servicers to foreclose when other options may be more advantageous to both homeowner and investor.

Fifty state attorneys general opened a joint investigation and major federal regulators initiated reviews of bank foreclosure practices, including the Federal Reserve’s examination of the largest banks’ policies, procedures, and internal controls related to loan modifications, foreclosures and securitizations to determine whether systematic weaknesses led to improper foreclosures.

Fitch Ratings warned the “probes may highlight weaknesses in the processes, controls and procedures of certain [mortgage] servicers and may lead to servicer rating downgrades.”

“While federal regulators and state attorneys general have focused on flawed foreclosures,” reported Bloomberg (10/24/10), “a bigger threat may be the cost to buy back faulty loans that banks bundled into securities.”

Mortgage repurchases cost Bank of America, Citigroup, JP Morgan Chase and Wells Fargo $9.8 billion in total as of September 2010, according to Credit Suisse. Goldman Sachs estimated the four banks face potential losses of $26 billion, while other estimates place potential losses substantially higher.

The Audit Committee of the Board of Directors is responsible for ensuring the Company has adequate internal controls governing legal and regulatory compliance. With the Company’s mortgage-related practices under intensive legal and regulatory scrutiny, we believe the Audit Committee should act proactively and independently to reassure shareholders that the Company’s compliance controls are robust.

Resolved, shareholders request that the Board have its Audit Committee conduct an independent review of the Company’s internal controls related to loan modifications, foreclosures and securitizations, and report to shareholders, at reasonable cost and omitting proprietary information, its findings and recommendations by September 30, 2011.

The report should evaluate (a) the Company’s compliance with (i) applicable laws and regulations and (ii) its own policies and procedures; (b) whether management has allocated a sufficient number of trained staff; and (c) policies and procedures to address potential financial incentives to foreclose when other options may be more consistent with the Company’s long-term interests.

Board’s Response to Proposal 7

The Board recommends a vote AGAINST Proposal 7 for the following reasons:

•

our company has already taken significant steps to ensure that appropriate internal controls are in place, including additional controls and processes we have implemented following a comprehensive self-assessment of our foreclosure processes, as well as an environment of heightened regulatory scrutiny by state and federal authorities, including certain bank supervisory authorities ;

•	we actively manage the loan modification and foreclosure processes to ensure that we have strong internal controls over our mortgage service operations;

•	we have been a leader in providing foreclosure alternatives, assisting homeowners and constituent groups to resolve home loan issues through loan modifications or other solutions where possible; and

•	our company has already provided extensive public disclosure regarding the requested information, which makes the report sought by the proposal unnecessary.

Our company has already taken significant steps to ensure we have appropriate internal controls over our foreclosure and default mortgage servicing operations. As discussed in our 2010 Form 10-K, on October 1, 2010, we voluntarily stopped taking residential mortgage foreclosure proceedings to judgment in states where foreclosure requires a court order following a legal proceeding (judicial states). On October 8, 2010, we stopped foreclosure sales in all states in order to complete an assessment of the related business processes. These actions generally did not affect the initiation and processing of foreclosures prior to judgment or sale of vacant real estate owned properties. We took these precautionary steps in order to ensure our processes for handling foreclosures include the appropriate controls and quality assurance. Our review has involved an assessment of the foreclosure process, including a review of completed foreclosure affidavits in pending proceedings.

We undertook a comprehensive review of our company’s foreclosure processes, including a careful analysis of our foreclosure policies, procedures and controls; a review of thousands of loans; interviews of hundreds of Bank employees; and the deployment of approximately 120 auditors throughout our company. More than 600 full-time employees, consultants assisted with this review. To date, our assessment shows that our process for generating foreclosure affidavits was, and is, designed to ensure that our foreclosure decisions are based on materially accurate information concerning the borrowers’ debt, delinquency, and default status. Of foreclosure sales completed in the third quarter of 2010, borrowers had not made a payment on average for at least 18 months, and one-in-three properties were vacant. In addition, our assessment shows that foreclosure documentation controls were adequate to support our legal standing to foreclose. Furthermore, we have tripled our default servicing staff since 2008, adding and training almost 20,000 full-time employees, bringing the team to a total of nearly 30,000 to help customers who are delinquent in their mortgages.

As a result of that review, we identified and implemented process and control enhancements, and we intend to monitor ongoing quality results of each process. These improvements include introduction of new affidavit forms; enhancement of associate training; improved oversight of external foreclosure counsel and other foreclosure vendors, including introduction of a code of conduct for external foreclosure counsel; and process improvements concerning the review, execution and notarization of affidavits submitted in judicial foreclosure states. We also made structural and organizational changes to streamline foreclosure processes to improve controls, and enhanced management, including naming a new risk management executive and new legal executive for our Home Loans and Insurance business segment. Furthermore, we implemented new procedures, training and quality control enhancements for our non-judicial foreclosure processes. After these enhancements were put in place, we resumed foreclosure sales in most states where foreclosures are handled without judicial supervision (non-judicial states) during the fourth quarter of 2010, and expect sales to resume in the remaining non-judicial states in 2011. We also commenced a rolling process of preparing, as necessary, affidavits of indebtedness in pending foreclosure proceedings in order to resume the process of taking these foreclosure proceedings to judgment in judicial states, beginning with properties believed to be vacant, and with properties for which the mortgage was originated on a non-owner-occupied basis. The process of preparing affidavits in pending proceedings is expected to continue in 2011. In addition, we have strengthened quality control processes with respect to almost every aspect of the foreclosure process, and enhanced our compliance, legal, risk and audit functions to better ensure compliance with applicable law and regulatory guidance. We have also established a newly formed unit in the Home Loans and Insurance business, Legacy Asset Servicing, which will be responsible for servicing all defaulted loans, including our mortgage modification and foreclosure programs, to provide greater focus on resolving legacy mortgage issues.

In addition to our own review and enhancements of our control environment, we are regulated by federal and state authorities, which subject us to close supervision of compliance with legal and regulatory requirements. As discussed in our 2010 Form 10-K, subsequent to our announcement that we were temporarily suspending foreclosure sales, law enforcement authorities in all 50 states and the U.S. Department of Justice and other federal agencies, including certain bank supervisory authorities, have stated that they are investigating whether residential mortgage servicers have had alleged irregularities in their foreclosure practices of residential mortgage servicers. Authorities have publicly stated that the scope of the investigations extends beyond foreclosure documentation practices to include mortgage loan modification servicing and loss mitigation practices. We have cooperated with these investigations and are dedicating significant resources to address these issues. Our residential mortgage default servicing operations are presently conducted in an environment of heightened regulatory scrutiny by state and federal authorities.

The substantial measures our company has taken to enhance our residential mortgage loss mitigation and foreclosure processes, together with the extensive public disclosures our company has already provided regarding the requested information, adequately address the concerns underlying the proposal. The Board therefore believes that the proposal has been substantially implemented and as such it would not provide meaningful additional information to stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 8: Grassroots Lobbying

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, holder of 146,808 shares of our common stock outstanding, has advised us that it intends to introduce the following resolution:

Resolved, that the stockholders of Bank of America Corporation (“BAC” or the “Company”) hereby request that the Company provide a report, updated annually, disclosing BAC’s:

1.	Policies and procedures for lobbying contributions and expenditures (both direct and indirect) made with corporate funds and payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including internal guidelines or policies, if any, for engaging in direct and grassroots lobbying communications.

2.	Payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including the amount of the payment and the recipient.

3.	The report shall also include the following for each payment, as relevant:

a.	Identification of the person or persons in the Company who participated in making the decision to make the direct lobbying contribution or expenditure; and

b.	Identification of the person or persons in the Company who participated in making the decision to make the payment for grassroots lobbying expenditures.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board of Directors (the “Board”) or other relevant oversight committee of the Board and posted on the Company’s website to reduce costs to stockholders.

Supporting Statement

As long-term BAC stockholders, we support transparency and accountability in corporate spending to influence legislation. We believe that disclosure is consistent with public policy and is in the best interest of our Company and its stockholders. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to BAC’s long-term interests and may pose risks to the Company and its stockholders.

Three IMF economists found that lobbying by financial institutions including BAC in 2000-2007 was correlated with more risk taking and worse performance in 2008, and that lobbying lenders were more likely to be bailed out in 2008. (Igan, Mishra, and Tressel; A Fistful of Dollars: Lobbying and the Financial Crisis, April 2010.)

BAC spent about $7.66 million in 2008 and 2009 on direct federal lobbying activities, according to the Company’s disclosure reports. (U.S. Senate Office of Public Records) This figure may not include grassroots lobbying, which may indirectly influence legislation by mobilizing the public to support or oppose it.

Publicly available data does not provide a complete picture of the Company’s lobbying expenditures. Not all states require disclosure of lobbying expenditures. BAC’s Board and its stockholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying and the risks the spending poses.

We urge support FOR this proposal.

Board’s Response to Proposal 8

The Board recommends a vote AGAINST Proposal 8 for the following reasons:

•	our company complies with all federal, state and local lobbying registration and disclosure requirements;

•	our company does not engage in grassroots lobbying; and

•

the information requested by this proposal regarding our company’s payments to trade associations does not accurately reflect the relationship between our company and its trade associations, would be burdensome, and is unnecessary.

We engage with policymakers at the federal, state and local levels when we believe it is in the best interest of our company and our stockholders. We fully comply with all local, state and federal laws concerning disclosure of our lobbying activities, which may include disclosure of lobbying expenditures, subject matters lobbied, and those who lobby on our behalf, including our associates and those third parties retained by us.

We do not engage in grassroots lobbying communications. As a practice, we do not directly communicate with the general public advocating that they take any action with respect to any specific legislation.

We are members of a number of trade associations and industry groups at the national, state and local level. From time to time, each of these entities communicates the position of its membership on public policy issues to government officials and the public. Although these are not primarily lobbying entities, a portion of the dues that we and other participants pay to such trade organizations and industry groups may be part of the funds they use, in their sole discretion, to engage in lobbying activities. Because we do not direct how these funds are used and we may not agree with all positions such dues are used to support, disclosure of our dues to these organizations would misrepresent our position on many legislative issues and would not provide our stockholders with any meaningful information. As trade associations are not required by federal regulations to disclose the portion of members’ dues used for lobbying activities, our company generally would not possess the information that the proposal seeks. Requiring us to gather this information would create an unreasonable burden on our company to gather information that has little value, if any, to stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 9: Over-the-Counter Derivatives Trading

Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, D.C. 20017, holder of 10,711 shares of our common stock outstanding; the Benedictine Sisters of Virginia, 9535 Linton Hall Road, Bristow, Virginia 20136, holder of 4,000 shares of our common stock outstanding; the Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, New York 10545, holder of 100 shares of our common stock outstanding; Providence Trust, 515 SW 24th Street, San Antonio, Texas 78207, holder of more than 10,000 shares of our common stock outstanding; the Marianist Province of the United States, 4425 West Pine Boulevard, St. Louis, Missouri 63108, holder of more than $2,000 worth of shares of our common stock outstanding; and the Sinsinawa Dominican Sisters, 585 County Road Z, Sinsinawa, Wisconsin 53824, holder of 70 shares of our common stock outstanding have advised us that they intend to jointly introduce the following resolution:

Collateral in Derivatives Trading

WHEREAS the recent financial crisis has resulted in the destruction of trillions of dollars of wealth and untold suffering and hardship across the world;

WHEREAS taxpayers in the United States had to extend hundreds of billions of dollars in assistance and guarantees to financial institutions and corporations during the crisis;

WHEREAS leading up to the financial crisis, assets of the largest financial institutions were leveraged at the rate of over 30 to 1;

WHEREAS very high degrees of leverage in derivatives transactions contributed to the timing and severity of the financial crisis;

WHEREAS concerns have arisen about the practice of rehypothecation: the ability of derivatives dealers to redeploy cash collateral that gets posted by one of its trading partners. “In the Lehman Brothers bankruptcy, one of the big unresolved issues in tracking down collateral Lehman took in as guarantees on derivatives trades and then used as collateral for its own transactions.” (Matthew Goldstein, Reuter’s blog, August 27, 2009)

WHEREAS the financial system was brought to the brink of collapse by the absence of a system and structure to monitor counterparty risk;

WHEREAS numerous experts and the U.S. Treasury Department have called for the appropriate capitalization and collateralization of derivative transactions;

WHEREAS Nobel economist Robert Engel wrote that “inadequately capitalized positions might still build up in derivatives such as collateralization debt obligations and collateralized loan obligations that continue to trade in opaque OTC markets. And this means continued systemic risk to the economy.”(Wall St. Journal, May 19, 2009)

WHEREAS multilateral trading at derivatives exchanges or comparable trading facilities allows a wider variety of users, including non-financial businesses, to enter into trades at better prices and reduced costs

BE IT RESOLVED that the shareholders request the Board to report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2011, the firm’s policy concerning the use of initial and variation margin (collateral) on all over the counter derivatives trades and its procedures to ensure that the collateral is maintained in segregated accounts and is not rehypothecated;

Supporting Statement: For many years, the proponents have been concerned about the long-term consequences of irresponsible lending and risk taking in investment products and have expressed these concerns to the company. We applaud the steps that have been implemented to establish a clearinghouse for over the counter derivatives. We believe that the report requested in this proposal will offer information needed to adequately assess our company’s sustainability and overall risk, in order to avoid future financial crises.

Board’s Response to Proposal 9

The Board recommends a vote AGAINST Proposal 9 for the following reasons:

•

the Financial Reform Act, which was enacted on July 21, 2010, provides for comprehensive regulatory oversight and reform of the derivatives markets and market participants requiring significantly increased transparency and reduction of systemic risk;

•	our company has already adopted appropriate policies and procedures regarding margin collateral for over-the-counter derivatives trading;

•

our company engages in over-the-counter derivatives trading for legitimate and sound business reasons and additional limitations on such business would be detrimental to our company and the stockholders; and

•	the proposed report would not provide our stockholders with meaningful additional information.

The Financial Reform Act fundamentally changes the regulation of the derivatives markets. It provides for the reduction of systemic risk through new mandatory clearing requirements and significantly increases transparency through new public reporting requirements of derivatives trading data and requiring execution of certain derivatives on exchanges and swap execution facilities. It further imposes new registration requirements on market participants and gives regulators the power to set new capital and margin requirements on market participants. Specifically in relation to the segregation of collateral, dealers and certain market participants will be required to offer segregated collateral accounts to clients at third party independent custodians for uncleared derivatives and to segregate cleared derivatives collateral at clearing houses.

In view of the comprehensive regulatory reform to the derivatives markets mandated by the Financial Reform Act, the Board believes that the proposal is redundant, if not counterproductive, with respect to the more rigorous reforms that are being implemented through the Financial Reform Act. In addition, to the extent that our clients elect not to segregate their collateral, restricting our use of derivatives collateral as the proposal suggests would not enhance the safety or stability of our company. Instead, such restriction would negatively impact our company’s ability to engage in legitimate and sound business transactions, many of which are important to our clients’ businesses. Our ability to hold collateral directly, and not through a third party custodian, if our clients elect, is important to the protection of our rights as a creditor in collateral pledged to us. It is also important for our company to maintain the ability to re-pledge (i.e., re-hypothecate) collateral that has been pledged to us in order to reduce demand on our liquidity.

Our company has already adopted appropriate policies and procedures regarding margin collateral for over-the-counter derivatives trading, which will be updated as needed to reflect the reforms required by the Financial Reform Act. Developing and refining policies relating to our derivatives business is a fundamental element of management’s responsibility and involves on-going input from a variety of sources, including financial, risk, compliance and legal experts as well as our company’s regulators. The Board believes that the proposal, if adopted, could place our company at a competitive disadvantage compared to other market participants that do not disclose the requested information or are not subject to the limitations sought by the proposal. Instead, any reforms must be and are being addressed on an industry-wide basis through the Financial Reform Act with appropriate regulatory input.

Further, the Board does not believe that the report sought by the proposal would provide any meaningful information to stockholders or serve as an efficient use of our company’s resources. The proposal requests disclosure of information regarding a narrow aspect of our business. In addition, our annual and quarterly reports filed with the SEC provide a significant amount of information regarding our use of derivatives and our derivatives exposure.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 10: Cumulative Voting in Contested Director Elections

Trowel Trades S&P 500 Index Fund, c/o Jake McIntrye, International Union of Bricklayers, 620 F Street, N.W., Washington, D.C. 20004, holder of 289,266 shares of our common stock outstanding, has advised us that it intends to introduce the following resolution:

RESOLVED: That the stockholders of Bank of America Corporation (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the contested election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

SUPPORTING STATEMENT

Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.

We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.

We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.

Board’s Response to Proposal 10

The Board recommends a vote AGAINST Proposal 10 for the following reasons:

•	the Board believes that cumulative voting could be used as a powerful tool by special interest groups to elect one or more directors sharing those groups’ narrow interests;

•	our Bylaws and other governance documents already provide stockholders with a powerful voice in the election of directors; and

•	cumulative voting may interfere with a diverse, balanced and effective Board.

Bank of America, like 94% of S&P 500 companies (according to SharkRepellent.net, a corporate governance research provider), provides stockholders with one vote per share for each Board seat up for election. In contrast, cumulative voting allows a stockholder to multiply the number of common shares owned by the number of directors standing for election and vote that total number of votes for a single director. This process favors minority stockholders and a small number of special interest groups who can use this method of voting as a powerful tool to elect one or more directors that share their narrow interests. The Board believes that directors should be elected by a process that represents the interests of all stockholders, not just those of individual groups with particular agendas.

Our Bylaws and other governance documents already provide stockholders with a powerful voice in the election of directors, including:

•

a majority vote for the election of directors (with a carve-out for plurality voting in situations where there are more nominees than seats) coupled with a director resignation policy if a director receives less than a majority vote;

•	annual election of all directors;

•	the right of holders of 10% of our stock to call special meetings; and

•

procedures for stockholders to recommend director candidates for consideration by the Corporate Governance Committee (see “Identifying and Evaluating Nominees for Director” on page 1 and “Stockholder Proposals for our 2012 Annual Meeting” on page 67).

We believe that cumulative voting may interfere with developing and maintaining a diverse, balanced and effective Board comprised of individuals with sufficient knowledge, experience and expertise. Our directors should have diverse backgrounds and viewpoints and possess extraordinary skills and experience for a company of our scope and size. Cumulative voting could allow for the accumulation of votes for nominees who lack the appropriate qualifications for service on our Board, the diversity that is a priority to us, or the ability to fulfill the roles and responsibilities of an effective Board member.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 11: Recoupment of Incentive Compensation Paid to Senior Executives

SEIU Master Trust, 11 Dupont Circle, N.W., Suite 900, Washington, D.C. 20036, holder of 213,360 shares of our common stock outstanding, has advised us that it intends to introduce the following resolution:

RESOLVED, that stockholders of Bank of America Corporation (“BAC” or the “Company”) urge the board of directors to amend its clawback policy to provide that the board will review, and determine whether to seek recoupment of, bonuses and other incentive compensation (or appropriate portions thereof) paid to senior executives in the previous five years based on financial or operating metric(s) (“Compensation Metrics”) that (a) have been determined by the board to have been materially unsustainable, as shown by subsequent impairment charges, asset writedowns or other similar developments affecting the Compensation Metrics or (b) have been the subject of a financial restatement, regardless of the culpability of the individual senior executive.

SUPPORTING STATEMENT

As long-term shareholders, we favor compensation policies that will focus senior executives on the creation of sustainable value. In our view, compensation practices, especially in the financial sector, fostered a short-term mentality and contributed to the excessive risk-taking that led to the financial crisis. Specifically, we believe that, as Harvard Professor Lucian Bebchuk has stated, “The ability to take a large amount of compensation based on short-term results off the table provides executives with powerful incentives to seek short-term gains even when they come at the expense of long-term value, say, by creating latent risks of implosion later on.” (Testimony before the House Committee on Financial Services, June 11, 2009)

To address that problem, this proposal asks BAC’s board to adopt a policy that BAC will seek to recoup or “claw back” compensation paid on any Compensation Metric that is later “reversed” because performance on the Compensation Metric turns out to have been materially unsustainable in the five years after the compensation was paid. The proposal gives the board discretion to define materiality as well as to decide how the policy will be incorporated into BAC’s compensation programs.

The policy urged in this proposal would go beyond the clawback policy currently in place at BAC, which provides for recoupment in the event of “detrimental conduct” or a financial restatement caused by the executive’s fraud or intentional misconduct, according to BAC’s 2010 proxy statement. BAC does provide for forfeiture of certain equity-based awards if losses occur during the vesting period; however, we believe that a clawback policy applicable to cash bonuses as well as equity awards would more effectively focus senior executives on a long-term performance horizon. In our view, recoupment prompted by a financial restatement should not depend on the culpability of the executive. Even if the executive’s conduct did not cause the restatement, the compensation was paid based on Compensation Metrics that were not in fact achieved.

We urge stockholders to vote FOR this proposal.

Board’s Response to Proposal 11

The Board recommends a vote AGAINST Proposal 11 for the following reasons:

•

our company already has strong recoupment policies to ensure that our incentive compensation awards encourage long-term, sustainable performance and appropriate conduct consistent with the highest standards of risk management; and

•

the Financial Reform Act requires the SEC to issue new rules for the recoupment of executive compensation that will serve substantially the same purpose as the proposal and will require all public companies to have recoupment policies based on consistent rules, resulting in a level competitive playing field.

Our Board has considered the proposal and believes that our company’s current compensation programs sufficiently serve the same purpose and intent of the proposal. The proponent’s stated goal is to ensure that our company’s executive compensation program discourages short-term gains in our company’s performance at the expense of long-term value creation. We believe our executive compensation program already meets that goal. As discussed in the Compensation Discussion and Analysis above, the Compensation and Benefits Committee provides compensation opportunities for our executive officers through a well-governed pay-for-performance program that rewards long-term, sustainable results aligned with our stockholder’s interests. The design of our executive compensation program also includes strong risk management and recoupment or “clawback” features which support our risk management goals. These risk management features enhance a key purpose of our executive compensation programs to encourage sustainable, long-term performance. See “Risk Management and Clawback Features” at page 22 for more information. Beginning with performance year 2009, incentive awards to our executive officers are subject to three separate and distinct “clawback” requirements that can result in the awards being canceled or prior payments recouped. These clawback requirements work together to provide that incentive compensation realized over time appropriately reflects the time horizon of the risks taken and encourage proper conduct. The three clawback requirements are as follows:

•

Equity awards (which make up the majority of the incentive awards to our executive officers) are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. If during the vesting period our company or the executive officer’s line of business (if applicable) experiences a loss, the Compensation and Benefits Committee will assess the executive officer’s accountability for the loss. This assessment will consider factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, the Compensation and Benefits Committee may determine to cancel all or part of the award.

•

Equity awards are also subject to a “detrimental conduct clawback.” If an executive officer engages in certain “detrimental conduct,” the unvested portion of the equity award will be canceled. The company may also require the executive to return all or a portion of amounts previously vested to reduce or recover any losses resulting from the detrimental conduct.

•

Finally, our company has adopted an Incentive Compensation Recoupment Policy that covers all of our executive officers, which is broader than the clawback covering just the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002. Under this Policy, if our Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused us, directly or indirectly, to restate our financial statements, the Board or committee will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers or cancel unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

In addition, the Financial Reform Act requires companies to adopt and implement clawback policies that will require recovery of prior incentive compensation awards that were based on financial information later restated due to such company’s material non-compliance with any financial reporting requirements under the securities laws. The clawback will apply to incentive compensation awarded to any current or former executive officers during the three years before the date of the triggering financial restatement. No misconduct on the part of the executive officer will be required. This new requirement substantially implements the proposal. We will fully comply with this additional clawback requirement following the issuance of final rules and regulations which we expect will be issued later this year.

We should be given the same opportunity as all other public companies to implement the new Financial Reform Act clawback requirements under a consistent set of rules. This will ensure that our executive compensation program can operate on a level playing field with our competitors.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 12: Prohibition of Certain Relocation Benefits to Senior Executives

CtW Investment Group, 1900 L Street, Suite 900, Washington, D.C. 20036, holder of 257 shares of our common stock outstanding, has advised us that it intends to introduce the following resolution:

RESOLVED, that stockholders of Bank of America (“BofA”) ask the Compensation and Benefits Committee of BofA’s board of directors (the “Committee”) to adopt a policy that BofA will not provide to any senior executive a perquisite or benefit that is designed to (a) prevent the senior executive from realizing a loss on the sale of his or her home—for example, by having BofA or a relocation company acting on BofA’s behalf purchase the home from the senior executive and bear the risk of loss on resale—or (b) compensate the senior executive for part or all of any such loss.

SUPPORTING STATEMENT

BofA disclosed in its 2009 proxy statement that a relocation company acting on BofA’s behalf had purchased the home of a relocating executive, Barbara Desoer, in December 2008 and agreed to be responsible for any loss realized upon resale. BofA provided this benefit on top of $2,620,820 in relocation benefits, including a mortgage subsidy for her new home and over $1,000,000 in tax gross-up benefits.

As long-term stockholders, we favor compensation practices that tie pay to company performance. Although some relocation assistance may be necessary to attract high-performing executives, we are concerned home-loss protection programs like the one provided by BofA can confer a substantial benefit that has no link to performance. These programs are also one-sided; the executive enjoys downside protection, but would have been entitled to the upside had home value appreciated.

Such programs have provoked concern among leading investors and their advisors. In 2010, proxy advisor ISS recommended clients withhold support from two directors of Wal-Mart Stores because they were responsible for paying “excessive” relocation benefits to an executive. ISS stated relocation programs “should not provide an executive with certain extraordinary benefits, such as a home-loss sale reimbursement.” ISS recommended withholding support on this ground from directors at eight companies in 2010.

Discontent over home-loss protection led a group of institutional investors to oppose the reelection of three directors at Electronic Arts in 2010. (Joann Lublin, “Shareholders Hit the Roof Over Relocation Subsidies,” The Wall Street Journal, Oct. 25, 2010) US Airways, Delta Air Lines and Sysco have eliminated this practice.

In our view, it is especially problematic for BoA, one of the nation’s largest mortgage lenders, to offer this perk given the ongoing housing crisis and the recent controversy over foreclosure practices. BofA has come under fire for using firms that have been accused of forgoing foreclosure paperwork and employing “robo-signers” who attest to information they did not verify. (Zachary Goldfarb & Ariana Cha, “Bank of America to Restart Foreclosure in 23 States,” The Washington Post, Oct. 18, 2010. Continuing the benefit, we believe, risks damaging the company’s reputation with lawmakers and the public, and reflects poorly on a board that has already been forced to reconstitute itself in the wake of the financial crisis.

We urge support for this proposal.

Board’s Response to Proposal 12

The Board recommends a vote AGAINST Proposal 12 for the following reasons:

•

relocation benefits are customary and competitively necessary arrangements; to limit our company’s flexibility to offer this type of market-competitive benefit would substantially impair our company’s ability to attract, retain and determine the appropriate work location of our executive officers;

•

relocation benefits should not be viewed in isolation, but should be considered in the context of the broader executive compensation program, under which we follow a strong pay-for-performance philosophy that includes limited perquisites; and

•

our company’s executive compensation program, including any relocation benefits for our executive officers, is closely monitored by our Compensation and Benefits Committee to ensure that executive compensation is aligned to long-term performance and appropriate risk management.

Our Board of Directors has considered this proposal and believes its adoption is unnecessary and not in the best interests of our company or stockholders.

From time to time, our company may ask our executive officers and other associates to take new assignments that require them to move on short notice or desire to hire an executive officer or another associate who would be required to relocate for the position. To assist in the costs associated with the move, our company maintains a relocation policy that specifies the types of costs and benefits that may be provided. We believe that our relocation policy is a standard, market-competitive program.

Our relocation policy includes a program to assist certain associates with the sale of his or her home. As long as the associate first attempts to sell the home through an approved real estate agent, if the home is not sold after a reasonable period of time, our company through its relocation management company may purchase the home at current fair market value, as established by an objective, third-party appraised value. This home purchase program protects the associate from having to maintain two homes as a result of the relocation. In certain cases where a home sale forced upon the associate causes the associate to realize a loss, the relocation policy provides a make-up for the loss.

The proponent asks us to eliminate the portions of our relocation policy that provide for purchase of the associate’s home at fair market value if the home is not sold after a reasonable period of time and a make-up for a loss realized by the associate upon a forced sale. We believe that restricting the benefits provided under our market-competitive relocation program will make it more difficult for us to attract, retain and determine the appropriate work location of our executive officers. The proponent fails to consider the cost savings that can be achieved by relocating executives. When we determine relocation is the best option, our management needs the flexibility to offer attractive, competitive and appropriate compensation packages to encourage and enable our executives to relocate, especially in light of the current housing market in which it might be economically impossible or unviable in the short-term for an executive to make a move without assistance. The decision whether the cost savings and other benefits of executive relocation are appropriate are best left to management, who are able to analyze corporate needs, efficiencies gained and the overall compensation market.

In addition, relocation benefits should not be viewed in isolation, but should be considered in the context of our broader executive compensation program. As explained in the Compensation Discussion and Analysis beginning at page 20, we operate an executive compensation program that strongly links total compensation of executive officers to our long-term, sustainable performance. Consistent with our pay-for-performance philosophy, we provide limited executive perquisites. Although we do not move the work location of our executive officers frequently, when we do we should have the ability to provide reasonable, market-competitive relocation benefits to assist the executive in that move.

Finally, our Compensation and Benefits Committee actively oversees our executive compensation program and closely monitors all components of executive compensation, including relocation benefits. Throughout the year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. The Committee is in the best position to determine whether the benefits that may be made available to executive officers under our relocation policy are reasonable and consistent with the best interests of our company and our stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Voting Instructions and Other Information

Voting Your Shares. We hope you will exercise your rights and fully participate as a stockholder. Voting your shares allows you to have a say in the governance of Bank of America. Please review these proxy materials and follow the instructions to vote your shares.

If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper or electronic form, including a voting instruction form, so you can instruct the holder of record how to vote your shares. Unless you provide voting instructions to your bank, broker or other holder of record, your shares will not be voted on the Election of Directors (Proposal 1); the Advisory (non-binding) “say on pay” vote to approve executive compensation (Proposal 2); or the Advisory (non-binding) vote on the frequency of future advisory “say on pay” votes (Proposal 3). In addition, broker discretionary voting is also not permitted in the case of stockholder proposals (Proposals 5—12).

Who Can Vote. Only holders of record at the close of business on March 16, 2011 will be entitled to notice of and to vote at our annual meeting. As of the record date of March 16, 2011, there were 10,131,764,391 shares of our common stock, 7,571 shares of the Series B preferred stock, 4,861 shares of the Series 1 preferred stock, 17,547 shares of the Series 2 preferred stock, 22,336 shares of the Series 3 preferred stock, 12,976 shares of the Series 4 preferred stock, 20,190 shares of the Series 5 preferred stock, 65,000 shares of the Series 6 preferred stock, 16,596 shares of the Series 7 preferred stock and 89,100 shares of the Series 8 preferred stock outstanding and entitled to vote at our annual meeting. Each share of our common stock and Series B preferred stock is entitled to one vote. Each share of the Series 1-5 preferred stock and Series 8 preferred stock is entitled to 150 votes. Each share of the Series 6 and 7 preferred stock is entitled to five votes. Holders of our common stock, Series B preferred stock, Series 1 preferred stock, Series 2 preferred stock, Series 3 preferred stock, Series 4 preferred stock, Series 5 preferred stock, Series 6 preferred stock, Series 7 preferred stock and Series 8 preferred stock, vote together without regard to class, except as otherwise required by law.

In accordance with Delaware law, for ten days prior to our annual meeting, a list of those registered stockholders entitled to vote at our annual meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255. The list will also be available at our annual meeting.

Voting By Proxy. Whether or not you plan to attend our annual meeting, you may submit a proxy to vote your shares via the Internet, telephone or mail as follows (which must be received and processed before the closing of the polls for voting at our annual meeting):

•	Internet Voting: Go to www.investorvote.com/bac and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	Telephone Voting: Call 1.800.652.8683 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

•	Mail Voting: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via Internet or telephone. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn our annual meeting, including for the purpose of soliciting proxies to vote in accordance with our Board’s recommendations.

If you hold your shares directly and have questions about voting your shares, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name and you have questions about voting your shares, please contact the telephone number provided on your voting instruction form or contact your broker directly.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	a vote cast in person at our annual meeting.

Shares Required to Hold our Annual Meeting. In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock, the Series B preferred stock and the Series 1-8 preferred stock must be present in person or represented by proxy. We intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders have abstained. Shares represented by proxies returned by a bank, broker or other holder of record holding the shares in nominee or “street” name will be counted as present for determining whether a quorum is present, even if the bank, broker or other holder of record is not entitled to vote the shares on matters where discretionary voting by the bank, broker or other holder of record is not allowed as noted above. These are considered “broker non-votes.”

Votes Required for Election of Directors. Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors is a plurality of the votes cast at our annual meeting.

If a nominee does not receive the required votes for election at our annual meeting, he or she must offer to resign from our Board. Our Board, with the assistance of the Corporate Governance Committee, will consider whether to accept the offer of resignation and will publicly disclose its decision within 90 days.

Votes Required for Other Proposals. Approval of Proposals 2 and 4—12 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. For Proposal 3, the choice that receives the majority of votes cast will be considered approved. As an advisory vote, our Board will consider for Proposal 3 the frequency which receives the most votes in determining whether to have an advisory “say on pay” vote each year, every two years or every three years. Abstentions from voting, as well as any broker non-votes are not treated as votes cast and will have no effect on any of these proposals.

Associate Voting. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc., Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of our common stock, you must provide voting instructions to the plan trustees (either via the proxy card or Internet or by telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, May 10, 2011, at 8:00 a.m. EST. You will not be able to submit voting instructions or change voting instructions after this deadline.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors or associates to solicit proxies either personally or by telephone, facsimile or written or electronic mail. None of these directors or associates will receive any additional or special compensation for soliciting proxies. In addition, we have agreed to pay Phoenix Advisory Partners, LLC $17,500 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Attending our Annual Meeting. All holders of our common stock, Series B preferred stock and Series 1-8 preferred stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend our annual meeting.

Stockholders of record can vote in person at our annual meeting. If you plan to attend our annual meeting in person and are a holder of record, you will need to bring photo identification and the admission ticket attached to the top of your proxy card (or available via Computershare if you vote your shares online). If you hold your shares in street name, you will need to bring proof of ownership, such as a recent brokerage statement or a letter from your bank or broker confirming your ownership as of the record date to be admitted to our annual meeting. Failure to bring such document or letter may delay your entry into or prevent you from attending our annual meeting. If you want to vote your shares held in street name in person at our annual meeting, you must get a legal proxy in your name from the broker, bank, or other nominee that holds your shares as of the record date, which is March 16, 2011.

A large number of stockholders may wish to speak at our annual meeting. Our Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at our annual meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at our annual meeting. Only stockholders or their valid proxy holders may address our annual meeting.

Only proposals that meet the requirements of Rule 14a-8 of the Exchange Act or our Bylaws will be eligible for consideration at our annual meeting. This year the only proposals that meet these criteria are those in this proxy statement. Therefore, proposals raised at our annual meeting that are not identified in this proxy statement will not be considered during our annual meeting.

General Information

Householding. We send one copy of the annual report, proxy statement and notice of annual or special meeting to any household in which two or more stockholders reside if we believe the stockholders are members of the same family, unless we have been instructed otherwise. Each stockholder in the household, however, will continue to receive a separate proxy card. This process is known as “householding,” and reduces duplicate information received by households. If you would like to receive your own set of the annual report, proxy statement and notice of annual or special meetings this year or in future years, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send to you individual documents.

•	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

If two or more stockholders residing in the same household individually receive copies of the annual report, proxy statement and notice of annual or special meeting and as a household wish to receive only one copy, you may contact our transfer agent at the address and telephone number listed in the preceding paragraph in the case of registered holders, or your bank, broker or other nominee directly if such bank, broker or other nominee holds your shares, and request that householding commence as soon as practicable.

Electronic Delivery of Proxy Materials. We can also reduce our expenses if you elect to receive annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Stockholder Proposals for our 2012 Annual Meeting. If you would like to have a proposal included in the proxy statement for our 2012 annual meeting, you must submit your proposal in writing no later than the close of business on December 1, 2011 to the following address: Bank of America Corporation, Attention: Corporate Secretary, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, NC 28255. The proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act.

If you would like to submit a matter for consideration at our 2012 annual meeting (including any stockholder proposal or director nomination) but which will not be included in the proxy statement for that annual meeting, you must submit your matter no earlier than close of business on January 12, 2012 and no later than close of business on February 26, 2012, which assumes we do not change the date of our 2012 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2011 annual meeting. Any matter must comply with our Bylaws, and be submitted in writing to the following address: Bank of America Corporation, Attention: Corporate Secretary, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255.

For information regarding the ability of stockholders to recommend a candidate for consideration by the Corporate Governance Committee for nomination at our 2012 annual meeting, see “Identifying and Evaluating Nominees for Director” on page 1.

APPENDIX A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding three years:

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director, or an executive officer of the Corporation who is an immediate family member of the director, received more than $120,000 within any 12 month period in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Corporation’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

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The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

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Bank of America

2011 Annual Meeting Admission Ticket

000000000.000 ext
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000000000.000 ext
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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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ADD 2
ADD 3
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ADD 6

2011 Annual Meeting of Stockholders

2011 Annual Meeting Proxy Card

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

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1. Election of Directors:

Proposal	For	Against	Abstain
5. Stockholder Proposal – Disclosure of Government Employment	☐	☐	☐
6. Stockholder Proposal – Stockholder Action by Written Consent	☐	☐	☐
7. Stockholder Proposal – Mortgage Servicing Operations	☐	☐	☐
8. Stockholder Proposal – Grassroots Lobbying	☐	☐	☐
9. Stockholder Proposal – OTC Derivatives Trading	☐	☐	☐
10. Stockholder Proposal – Cumulative Voting in Contested Elections	☐	☐	☐
11. Stockholder Proposal – Recoupment of Incentive Compensation	☐	☐	☐
12. Stockholder Proposal – Prohibition of Certain Relocation Benefits	☐	☐	☐

C 1234567890 J N T
5 U P X 1 0 5 8 6 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IMPORTANT ANNUAL MEETING INFORMATION 2011 Annual Meeting Admission Ticket 2011 Annual Meeting of Stockholders Wednesday, May 11, 2011, 10:00 am (local time) 1 Bank of America Center (Auditorium) 150 North College Street Charlotte, North Carolina Upon arrival, please present this admission ticket and photo identification at the registration desk. PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS. 2011 Annual Meeting Proxy Card 1234 5678 9012 345 A Election of Directors — The Board of Directors recommends a vote FOR the election to the Board of the following director nominees: 1. Election of Directors: 01—Mukesh D. Ambani 02—Susan S. Bies 03—Frank P. Bramble, Sr. 04—Virgis W. Colbert 05—Charles K. Gifford For Against Abstain 06—Charles O. Holliday, Jr. 07—D. Paul Jones, Jr. 08—Monica C. Lozano 09—Thomas J. May For Against Abstain 10—Brian T. Moynihan 11—Donald E. Powell 12—Charles O. Rossotti 13—Robert W. Scully For Against Abstain B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 4 and a vote of 1 Year for Proposal 3. 2. An advisory (non-binding) “say on pay” vote to approve executive compensation. 3. An advisory (non-binding) vote on the frequency of future advisory “say on pay” votes. For Against Abstain 4. Ratification independent of public the registered accounting firm for 2011. For Against Abstain 3. An advisory (non-binding) vote on the frequency of future advisory “say on pay” votes. 1 Yr 2 Yrs 3 Yrs Abstain C Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals: 5. Stockholder Disclosure of Proposal Government –Employment 6. Stockholder Stockholder Action Proposal by –Written Consent 7. Stockholder Mortgage Servicing Proposal Operations – 8. Stockholder Lobbying Proposal – Grassroots 9. Stockholder Derivatives Trading Proposal – OTC 10. Stockholder Voting in Contested Proposal Elections – Cumulative 11. Recoupment Stockholder Proposal of Incentive – Compensation 12. Stockholder Prohibition of Proposal Certain –Relocation Benefits For Against Abstain

2011 Annual Meeting of Stockholders Admission Ticket Time: Wednesday, May 11, 2011 10:00 a.m. (local time) Place: 1 Bank of America Center (Auditorium) 150 North College Street Charlotte, North Carolina Webcast: Live on the Internet at http://investor.bankofamerica.com. Instructions appear on the Internet site one week prior to the meeting. Admission: Valid admission ticket and photo identification required for attendance. Internet or Telephone Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Proxies submitted by Internet or telephone must be received before the closing of the polls for voting at the 2011 Annual Meeting of Stockholders on Wednesday, May 11, 2011. Voting control details are located on the shaded bar on the reverse side. Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Vote by Internet • Log on to the Internet and go to www.investorvote.com/bac • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1.800.652.VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy/Voting Instructions + This Proxy is Solicited on Behalf of the Board of Directors for the 2011 Annual Meeting of Stockholders to be held on Wednesday, May 11, 2011 You, the undersigned stockholder, appoint each of Aditya Bhasin and Lisa L. Carnoy, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors. Bank of America associates. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc. Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or Internet or by telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, May 10, 2011 at 8:00 am EST. You will not be able to submit voting instructions or change your voting instructions after this deadline. D Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the 2011 Annual Meeting of Stockholders. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below representative Please sign as capacity. name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Attention Internet Users! You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac Click Step on 1: Register “Create Login” (1st time in the users blue only) box and follow the instructions. Step 3: View your account details and perform multiple transactions, such as: • View account balances • Change your address Step 2: Log In (Returning users) • View transaction history • View electronic stockholder communications Enter your User ID and Password and click the Login button. • View payment history • Buy or sell shares • View stock quotes • Check replacements If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods: Call: 1.800.642.9855 Write: Bank of America, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078